Exhibit C

AMENDED AND RESTATED

AGREEMENT AND PLAN OF MERGER

DATED AS OF SEPTEMBER 13, 2005

BY AND AMONG

AMNET MORTGAGE, INC.,

WACHOVIA BANK, NATIONAL ASSOCIATION

AND

PTI, INC.

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TABLE OF CONTENTS

(continued)

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TABLE OF CONTENTS

(continued)

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AMENDED AND RESTATED

AGREEMENT AND PLAN OF MERGER

This AMENDED AND RESTATED AGREEMENT AND PLAN OF MERGER (this “Agreement”), dated as of September 13, 2005, is made and entered into by and among AmNet Mortgage, Inc., a Maryland corporation (the “Company”), Wachovia Bank, National Association, a national banking association organized under the laws of the United States of America (“Parent”), and PTI, Inc., a Delaware corporation and wholly owned subsidiary of Parent (“Sub”).

WHEREAS, the Board of Directors of the Company, acting upon the recommendation of a special committee of the Board of Directors, which is comprised of three independent directors and was formed specifically for the purpose of investigating a potential sale of the Company to, or business combination with, third parties that might bring value to the Company’s stockholders (the “Special Committee”), has approved this Agreement and declared that it is advisable and in the best interest of the Company and its stockholders to consummate, and has recommended approval by the stockholders of the Company of, the business combination transaction provided for herein in which Sub would merge with and into the Company and the Company would become a wholly owned subsidiary of Parent (the “Merger”);

WHEREAS, the Boards of Directors of Parent and Sub have each declared that it is advisable and in the best interests of their respective corporations and stockholders to consummate the Merger, and have approved this Agreement and the Merger;

WHEREAS, Parent, Sub and the Company desire to make certain representations, warranties, covenants and agreements in connection with the Merger and also to prescribe various conditions to the Merger;

WHEREAS, concurrently with the execution of this Agreement and as a condition to the transactions contemplated by this Agreement (a) the stockholders of the Company set forth on Schedule 1 of the Company Disclosure Schedule are entering into a voting agreement in the form of Exhibit A attached hereto (the “Voting Agreement”), and (b) certain employees and stockholders of the Company set forth on Schedule 2(a) of the Company Disclosure Schedule are entering into non-compete agreements with Parent (the “Non-Compete Agreements”); and

WHEREAS, concurrently with the execution of this Agreement and as a condition to the transactions contemplated by this Agreement certain employees of the Company set forth on Schedule 2(b) of the Company Disclosure Schedule are entering into employment arrangements with Parent (the “Employment Arrangements”).

NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE I

THE MERGER

1.1 The Merger. Upon the terms and subject to the conditions of this Agreement, at the Effective Time (as defined in Section 1.3 below), Sub shall be merged with and into the Company in accordance with the Maryland General Corporation Law (the “MGCL”) and the General Corporation Law of the State of Delaware (the “DGCL”). At the Effective Time, the separate existence of Sub shall cease and the Company shall continue as the surviving corporation in the Merger (the “Surviving Corporation”) and a wholly owned subsidiary of Parent. Sub and the Company are sometimes referred to herein as the “Constituent Corporations.” As a result of the Merger, the outstanding shares of capital stock of the Constituent Corporations shall be converted or cancelled in the manner provided in Article II.

1.2 Closing. Unless this Agreement shall have been terminated and the transactions herein contemplated shall have been abandoned pursuant to Section 8.1, and subject to the satisfaction or waiver (where applicable) of the conditions set forth in Article VII, the closing of the Merger (the “Closing”) will take place at the offices of DLA Piper Rudnick Gray Cary US LLP (“DLA Piper”), 4365 Executive Drive, Suite 1100, San Diego, California 92121 at 10:00 a.m., local time, on such date as the Company and Parent shall mutually agree following the satisfaction or waiver of the conditions set forth in Article VII (other than those conditions that, by their nature, are to be satisfied at the Closing, but subject to the fulfillment or waiver of those conditions), or if the parties do not so agree, on the third calendar day following the satisfaction of such conditions (or, if such day is not a Business Day, on the next succeeding Business Day) (the “Closing Date”). At the Closing there shall be delivered to Parent, Sub and the Company the certificates and other documents and instruments required to be delivered under Article VII.

1.3 Effective Time. At the Closing, the parties hereto shall cause (a) articles of merger (the “Articles of Merger”) to be filed with, delivered in the manner required by the MGCL to, and accepted for record by, the Maryland State Department of Assessments and Taxation (the “Department”) and (b) a certificate of merger (the “Certificate of Merger”) to be filed with, delivered in the manner required by the DGCL to and accepted for record by the Secretary of State of the State of Delaware (the “DE SOS”) and (c) all other filings or recordings required under the MGCL and the DGCL in connection with the Merger to be made. The “Effective Time” shall be the later of (i) the date and time of the acceptance for record of the Articles of Merger with the Department, (ii) the date and time of acceptance for record of the Certificate of Merger with the DE SOS, or (iii) such time as is specified in the Articles of Merger and the Certificate of Merger and as is agreed to by the parties hereto.

1.4 Charter and Bylaws of the Surviving Corporation. From and after the Effective Time, the charter of the Company shall be the articles of incorporation of the Surviving Corporation (the “Charter”) until thereafter amended or supplemented in accordance with its terms and applicable law. From and after the Effective Time, the bylaws of Sub as in effect immediately prior to the Effective Time shall be the bylaws of the Surviving Corporation (the “Bylaws”) until thereafter amended in accordance with their terms, the Charter and applicable Law.

1.5 Directors and Officers of the Surviving Corporation. The directors and officers of Sub immediately prior to the Effective Time and such others as Parent shall have designated, if any, shall, from and after the Effective Time, be the directors and officers, respectively, of the Surviving Corporation until their successors shall have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the Charter and Bylaws.

1.6 Effects of the Merger. From and after the Effective Time, the Merger shall have the effects set forth in the applicable provisions of the MGCL and the DGCL. Without limiting the generality of the foregoing and subject thereto, at the Effective Time, all the property, rights, privileges, powers and franchises of the Company and Sub shall vest in the Surviving Corporation and all debts, liabilities, duties and obligations of the Company and Sub shall become the debts, liabilities, duties and obligations of the Surviving Corporation.

1.7 Further Assurances. Subject to the terms and conditions of this Agreement, each party hereto shall, either prior to or after the Effective Time, execute such further documents, instruments, deeds, bills of sale, assignments and assurances and take such further actions as may reasonably be requested by one or more of the others to consummate the Merger, to vest the Surviving Corporation with full title to all assets, properties, privileges, rights, approvals, immunities and franchises of either of the Constituent Corporations or to effect the other purposes of this Agreement.

ARTICLE II

CONVERSION OF SHARES

2.1 Conversion of Capital Shares. At the Effective Time, by virtue of the Merger and without any action on the part of the Company, Sub, Parent or the holders of any shares of stock thereof:

(a) Conversion of Sub Common Stock. Each issued and outstanding share of common stock of Sub, $1.00 par value per share (“Sub Common Stock”), shall be converted into and become one fully paid and non-assessable share of common stock of the Surviving Corporation, $0.01 par value per share (“Surviving Corporation Common Stock”). Each certificate representing outstanding Sub Common Stock shall, as of the Effective Time, represent an equal number of shares of Surviving Corporation Common Stock.

(b) Cancellation of Shares Owned by Company, Parent and Subsidiaries. All shares of common stock of the Company, $0.01 par value per share (“Company Common Stock”), owned by the Company or any of its Subsidiaries or by Parent, Sub or any other direct or indirect Subsidiary of Parent (other than shares held in a trust, fiduciary, or nominee capacity or as a result of debts previously contracted) shall be cancelled and retired and shall cease to exist and no cash, stock or any other consideration shall be delivered by Parent or Sub in exchange therefor.

(c) Conversion of Company Common Stock.

(i) Each issued and outstanding share of Company Common Stock (other than shares to be cancelled in accordance with Section 2.1(b)) shall be converted into the right to receive $10.30 per share in cash, without any interest thereon (the “Merger Price”), subject to equitable and appropriate adjustment for any stock dividend, subdivision, reclassification, recapitalization, split, combination or exchange with respect to the Company Common Stock with a record date occurring before the Effective Time.

(ii) All Company Common Stock converted in accordance with paragraph (i) of this Section 2.1(c) shall no longer be outstanding and shall automatically be cancelled and retired and shall cease to exist, and each holder of a certificate representing any such shares shall cease to have any rights with respect thereto, except the right to receive the Merger Price, upon the surrender of such certificate in accordance with Section 2.2, without any interest thereon, subject to any applicable withholding tax.

(d) Company Equity Plans.

(i) Subject to paragraph (iii) below, immediately prior to the Effective Time, each outstanding right to acquire Company Common Stock (“Company Options”) granted under the Company’s 1997 Stock Incentive Plan, 1997 Stock Option Plan, 1997 Outside Directors Stock Option Plan, and 2004 Equity Incentive Plan (collectively, the “Company Option Plans”), whether or not then exercisable, shall be cancelled by the Company, and in consideration of such cancellation, the holder thereof shall be entitled to receive from the Company after the Effective Time an amount in respect thereof equal to the product of (A) the excess, if any, of the Merger Price over the per share exercise price thereof and (B) the total number of shares of Company Common Stock subject to the Company Options to the extent such Company Options shall not theretofore have been exercised (the “Option Amount”) (such payment to be net of applicable withholding taxes). Immediately prior to the Effective Time, the Company shall deposit in a bank account an amount of cash equal to the Option Amount for each Company Option then outstanding (subject to any applicable withholding tax), together with instructions that such cash be promptly distributed following the Effective Time to the holders of such Company Options in accordance with this Section 2.1(d). From and after the Effective Time, other than as expressly set forth in this Section 2.1(d), no holder of a Company Option shall have any other rights in respect thereof other than to receive payment, if any, for his or her Company Options as set forth in this Section 2.1(d). At the Effective Time, each Company Option with an exercise price equal to or greater than the Merger Price shall terminate, in accordance with their terms, without payment of any consideration.

(ii) Immediately prior to the Effective Time, each share of Company Common Stock subject to a right of reacquisition by the Company (“Company Restricted Stock”) and each restricted stock unit granted under a Company Option Plan (a “Restricted Stock Unit”) shall fully vest (and in the case of a Restricted Stock Unit, shares of Company Common Stock shall be issued), in each case contingent on the Closing. The Company shall take all actions necessary to effect such vesting and issuance.

(iii) Except as provided herein or as otherwise agreed by the parties, the Company shall take all actions prior to or as of the Closing Date to the effect that the Company Option Plans and any other plan, program or arrangement with any current or former employee, officer, director or consultant providing for the issuance or grant of any interest in respect of the capital stock of the Company shall terminate as of the Effective Time. The Company shall exercise commercially reasonable efforts to ensure that following the Effective Time no current or former employee, officer, director or consultant shall have any option to acquire any Company Common Stock or any other equity interest in the Company under the Company Option Plans or any other plan, program or arrangement maintained by the Company.

(iv) Prior to the Effective Time, the Company’s Board of Directors (acting upon the recommendation of the Special Committee), or, if appropriate, any committee administering the Company Option Plans, shall adopt such resolutions or take such actions as are necessary to carry out the terms of Sections 2.1(d)(i) and 2.1(d)(ii), subject, if necessary, to obtaining consents of the holders of Company Options to the cancellation thereof in exchange for the consideration set forth in Section 2.1(d)(i).

(v) The Company’s Board of Directors shall take all action necessary to terminate the ESPP at or prior to the Effective Time.

2.2 Exchange of Certificates.

(a) Paying Agent. At or prior to the Closing, Parent shall deposit with its transfer agent (Wachovia Bank, National Association), or with a bank or trust company designated before the Closing Date by Parent and reasonably acceptable to the Company (the “Paying Agent”), a cash amount equal to the aggregate Merger Price to which holders of Company Common Stock shall be entitled upon consummation of the Merger, to be held for the benefit of and distributed to such holders in accordance with this Section 2.2 (it being understood that Parent may serve as Paying Agent and in such case Parent shall deposit such funds in a separate designated account at Parent in trust for payment of the Merger Price to former stockholders of the Company). The Paying Agent shall agree to hold such funds (such funds, together with earnings thereon, being referred to herein as the “Payment Fund”) for delivery as contemplated by this Section 2.2 and upon such additional terms as may be agreed upon by the Paying Agent and Parent. If for any reason (including losses) the Payment Fund is inadequate to pay the cash amounts to which holders of Company Common Stock shall be entitled, Parent and the Surviving Corporation shall in any event remain liable, and shall make available to the Paying Agent additional funds, for the payment thereof. All earnings in the Payment Fund in excess of the aggregate Merger Price are the property of the Surviving Corporation and shall be disbursed to Parent promptly upon termination of the Payment Fund. The Payment Fund shall not be used for any purpose except as expressly provided in this Agreement.

(b) Exchange Procedures. As soon as reasonably practicable after the Effective Time, Parent or the Surviving Corporation shall cause the Paying Agent to mail to each holder of record of a certificate or certificates which immediately prior to the Effective Time represented outstanding shares of Company Common Stock (the “Certificates”) that were converted pursuant to Section 2.1(c) into the right to receive the Merger Price (i) a letter of transmittal in a form prepared prior to the Effective Time and reasonably acceptable to the Company (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Paying Agent and shall be in such form and have such other provisions as the Parent or the Surviving Corporation may reasonably specify) and (ii) instructions for use in effecting the surrender of the Certificates in exchange for the Merger Price. Upon surrender of a Certificate for cancellation to the Paying Agent, together with such letter of transmittal duly executed and completed in accordance with its terms, the holder of such Certificate shall be entitled to receive in exchange therefor a cash payment representing the Merger Price for each share of Company Common Stock represented thereby, subject to any applicable withholding tax, which such holder has the right to receive pursuant to the provisions of this Article II, and the Certificate so surrendered shall forthwith be cancelled. In no event shall the holder of any Certificate be entitled to receive interest on any funds to be received in the Merger, including any interest accrued in respect of the Payment Fund. In the event of a transfer of ownership of Company Common Stock prior to the Effective Time which is not registered in the transfer records of the Company, the Merger Price may be issued to a transferee if the Certificate representing such Company Common Stock is presented to the Paying Agent accompanied by all documents required to evidence and effect such transfer and by evidence that any applicable stock transfer taxes have been paid. Until surrendered as contemplated by this Section 2.2(b), each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the Merger Price for each share of Company Common Stock represented thereby as contemplated by this Article II, together with the dividends, if any, which may have been declared by the Company on the Company Common Stock in accordance with the terms of this Agreement and which remain unpaid at the Effective Time. Parent and the Surviving Corporation shall pay all fees and expenses of the Paying Agent in connection with the Payment Fund and the distributions therefrom.

(c) Lost Certificates. If any Certificate has been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by Parent or the Surviving Corporation, the posting by such Person of a bond in such reasonable amount as Parent or the Surviving Corporation may direct as indemnity against any claim that may be made against it with respect to such Certificate, the Paying Agent shall issue in exchange for such lost, stolen or destroyed Certificate, the Merger Price due to such Person as provided in Section 2.2(b).

(d) No Further Ownership Rights in Company Common Stock. All cash paid upon the surrender for exchange of Certificates in accordance with the terms hereof shall be deemed to have been paid in full satisfaction of all rights pertaining to the Company Common Stock represented thereby. From and after the Effective Time, the share transfer books of the Company shall be closed and there shall be no further registration of transfers on the share transfer books of the Surviving Corporation of the Company Common Stock which were outstanding immediately prior to the Effective Time (except for any transfers made in accordance with customary settlement procedures to reflect trades effected prior to the Effective Time). If, after the Effective Time, Certificates are presented to the Surviving Corporation for any reason, they shall be cancelled and exchanged as provided in this Section 2.2.

(e) Termination of Payment Fund. Any portion of the Payment Fund which remains undistributed to the stockholders of the Company six (6) months after the Effective Time shall be delivered to the Surviving Corporation, upon demand, and any stockholders of the

Company who have not theretofore complied with this Article II shall thereafter look only to the Surviving Corporation (subject to abandoned property, escheat and other similar Laws) as general creditors for payment of their claim for the Merger Price. Neither Parent nor the Surviving Corporation shall be liable to any holder of Company Common Stock for cash representing the Merger Price delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law.

(f) Withholding Rights. Parent shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of Company Common Stock such amounts as Parent is required to deduct and withhold with respect to the making of such payment under the Internal Revenue Code of 1986, as amended, and the rules and regulations thereunder (the “Code”), or any applicable provision of state, local or foreign tax Law. To the extent that amounts are so withheld by Parent, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the Company Common Stock in respect of which such deduction and withholding was made by Parent.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company represents and warrants to Parent and Sub that, except as expressly set forth in the written disclosure schedule prepared by the Company which is dated as of the date of this Agreement and arranged in sections corresponding to the numbered and lettered sections contained in this Article III (provided, however, that disclosure in any section shall be deemed to have been set forth in all other applicable sections where it is reasonably apparent on the face of the disclosure that such disclosure is applicable to such other sections notwithstanding the omission of any cross-reference to such other section) and is being concurrently delivered to Parent in connection herewith (the “Company Disclosure Schedule”), as of the date of this Agreement and as of the Closing Date, except where another date is specified:

3.1 Organization and Qualification. Each of the Company and its Subsidiaries is a corporation duly incorporated, validly existing and in good standing under the Laws of its jurisdiction of incorporation and has full corporate power and authority to conduct its business as and to the extent now conducted and to own, use and lease its assets and properties. Each of the Company and its Subsidiaries is duly qualified, licensed or admitted to do business and is in good standing in each jurisdiction in which the ownership, use or leasing of its assets and properties, or the conduct or nature of its business, makes such qualification, licensing or admission necessary, except for such failures to be so qualified, licensed or admitted and in good standing which, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on the Company or its Subsidiaries. Schedule 3.1 of the Company Disclosure Schedule lists each of the Company’s Subsidiaries. The Company owns all of the outstanding capital stock of each of its Subsidiaries free and clear of any Liens (as defined in Section 3.4 below). Other than its Subsidiaries, the Company does not directly or indirectly own any equity or similar interest in, or any interest convertible into or exchangeable or exercisable for, any equity or similar interest in, any corporation, partnership, limited liability company, joint venture or other business association or entity. The Company has previously delivered or made available to Parent complete and correct copies of the charter and bylaws (or other comparable charter documents) of the Company and each of its Subsidiaries.

3.2 Capitalization.

(a) The authorized capital stock of the Company consists of 24,900,000 shares of Common Stock, $0.01 par value per share, and 100,000 shares of Series A Preferred Stock, $0.01 par value per share (“Company Preferred Stock”). As of September 2, 2005, there were not more than 7,479,015 shares of Company Common Stock issued and outstanding. As of September 2, 2005, the Company had authorized or reserved 2,500,000 shares of Company Common Stock for issuance pursuant to the Company Option Plans, and the Company had granted options to purchase 2,011,338 shares of Company Common Stock under the Company Option Plans. As of September 2, 2005, the Company authorized 25,000 shares of Company Common Stock for issuance pursuant to the ESPP, none of which were subject to issuance by reason of no stock purchase rights having been granted and being outstanding under the ESPP. A summary of the outstanding options under the Company Option Plans with exercise prices less than the Merger Price is set forth in Schedule 3.2 of the Company Disclosure Schedule. As of the date hereof, no shares of Company Preferred Stock are issued and outstanding. As of the date hereof, 100,000 shares of Company Preferred Stock have been reserved for issuance upon exercise of the rights (the “Company Rights”) distributed to the holders of Company Common Stock pursuant to the First Amended and Restated Rights Agreement dated as of February 2, 1999 and amended as of March 4, 2004 between the Company and American Stock Transfer and Trust Company (the “Rights Agreement”). All of the issued and outstanding shares of Company Common Stock and all of the issued and outstanding shares of capital stock of each of its Subsidiaries are, and all shares reserved for issuance pursuant to the Company Option Plans and the ESPP will be, upon issuance in accordance with the terms specified in the Company Option Plans and ESPP, respectively, and the agreements pursuant to which they are issuable, duly authorized, validly issued, fully paid and non-assessable and have not been issued in violation of any preemptive or similar rights. Except pursuant to the Rights Agreement, the Company Rights, the Company Option Plans, the ESPP and this Agreement, there are no outstanding subscriptions, options, warrants, calls, rights (including “phantom” stock rights), preemptive rights or other contracts, commitments, understandings or arrangements, including any right of conversion or exchange under any outstanding security, instrument or agreement (together, “Options”), obligating the Company or any of its Subsidiaries to issue or sell any capital shares of the Company or its Subsidiaries or to grant, extend or enter into any Option with respect thereto. Assuming the continued listing of the Company Common Stock on a national securities exchange or the Nasdaq NMS or Nasdaq Small Cap Market, no holder of Company Common Stock has any right to dissent to the Merger under the applicable provisions of the MGCL.

(b) To the Company’s knowledge, there are no agreements among other parties, to which neither the Company nor its Subsidiaries are a party and by which neither the Company nor its Subsidiaries are bound, with respect to the voting (including voting trusts or proxies) or sale or transfer (including agreements relating to rights of first refusal, co-sale rights or “drag-along” rights) of any securities of the Company or its Subsidiaries.

(c) There are no outstanding commitments, understandings, arrangements or contractual obligations of the Company or its Subsidiaries to repurchase, redeem or otherwise acquire any shares of Company Common Stock or Company Preferred Stock or capital stock of its Subsidiaries or to provide funds to, or make any investment (in the form of a loan, capital contribution or otherwise) in, any other Person.

3.3 Authority Relative to this Agreement. The Company has the requisite corporate power and authority to enter into this Agreement and, subject to obtaining the Company Stockholders’ Approval (as defined in Section 6.3 below), to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby have been duly and validly approved by the Board of Directors of the Company (acting upon the recommendation of the Special Committee); the Board of Directors of the Company (acting upon the recommendation of the Special Committee) has declared the Merger advisable and directed that the Merger be submitted to the stockholders of the Company; and no other corporate proceedings on the part of the Company or its stockholders are necessary to authorize the execution, delivery and performance of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby, other than obtaining the Company Stockholders’ Approval (as defined in Section 6.3 below). This Agreement has been duly and validly executed and delivered by the Company and constitutes a legal, valid and binding obligation of the Company enforceable against the Company in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar Laws affecting the enforcement of creditors’ rights generally and by general equitable principles (regardless of whether such enforceability is considered in a proceeding in equity or at law).

3.4 Non-Contravention; Approvals and Consents.

(a) The execution and delivery of this Agreement by the Company does not, and the performance by the Company of its obligations hereunder and the consummation of the transactions contemplated hereby will not, conflict with, result in a violation or breach of, constitute (with or without notice or lapse of time or both) a default under, result in or give to any Person any right of payment or reimbursement, termination, cancellation, modification or acceleration of, loss of a material benefit under or result in the creation or imposition of any liens, claims, mortgages, encumbrances, pledges, security interests, equities and charges of any kind (each a “Lien”) upon any of the assets or properties of the Company or its Subsidiaries under, any of the terms, conditions or provisions of (i) the charter or bylaws of the Company or any of its Subsidiaries, respectively, or (ii) subject to the obtaining of the Company Stockholders’ Approval (as defined in Section 6.3 below) and the taking of the actions described in paragraph (b) of this Section 3.4, (x) any statute, law, rule, regulation or ordinance (together, “Laws”), or any judgment, decree, order, writ, permit or license (together, “Orders”), of any court, tribunal, arbitrator, authority, agency, commission, official or other instrumentality of the United States, any foreign country or any domestic or foreign state, county, city or other political subdivision, or the Nasdaq NMS (a “Governmental or Regulatory Authority”), applicable to the Company, its Subsidiaries or any of their respective assets or properties, or (y) any note, bond, mortgage, security agreement, indenture, license, franchise, permit, concession, contract, lease or other instrument, obligation or agreement of any kind (together, “Contracts”) to which the Company or any of its Subsidiaries is a party or by which the Company, its Subsidiaries or any of their respective assets or properties are subject to or bound, excluding from the foregoing clauses (x) and (y) conflicts, violations, breaches, defaults, rights of payment or reimbursement, terminations, cancellations, modifications, accelerations and creations and impositions of Liens which, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on the Company.

(b) Except for (i) the filing of a pre-merger notification report by the Company under, and any other actions required under, the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations thereunder (the “HSR Act”), (ii) the approvals listed on Schedule 3.4(b) of the Company Disclosure Schedule, and (iii) the filing of the Proxy Statement with the Securities and Exchange Commission (the “SEC”) pursuant to the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder (the “Exchange Act”), and such other filings under Sections 13(a) and 14(a) of the Exchange Act as may be required in connection with this Agreement and the transactions completed hereby, and (iv) the filing of the Articles of Merger and Certificate of Merger and other appropriate merger documents required by the MGCL and the DGCL and appropriate documents with the relevant authorities of other states in which the Constituent Corporations are qualified to do business, no consent, approval or action of, filing with or notice to any Governmental or Regulatory Authority or other public or private third party is necessary or required under any of the terms, conditions or provisions of any Law or Order of any Governmental or Regulatory Authority or any Contract to which the Company or any of its Subsidiaries is a party or by which the Company, its Subsidiaries or any of their respective assets or properties are subject to or bound for the execution and delivery of this Agreement by the Company, the performance by the Company of its obligations hereunder or the consummation by the Company of the transactions contemplated hereby, excluding from the foregoing such consents, approvals, actions, filings and notices which the failure to make or obtain, as the case may be, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on the Company. As of the date of this Agreement, the Company is not aware of any reason why the necessary regulatory approvals and consents will not be received in order to permit consummation of the Merger on a timely basis.

3.5 Reports and Financial Statements.

(a) The Company and each of its Subsidiaries has timely filed all forms, reports, schedules, registration statements, proxy statements, information statements and other documents (together with all amendments thereof and supplements thereto) that were required to be filed by the Company or any Subsidiary with any applicable Governmental or Regulatory Authority, including the SEC, since December 31, 2002 (as such documents have since the time of their filing been amended or supplemented, the “Company Reports”), which are all of the documents (other than preliminary material) that the Company or any Subsidiary was required to file with any applicable Governmental or Regulatory Authority since such date. As of their respective dates (and without giving effect to any amendments or supplements filed after the date of this Agreement with respect to Company Reports filed before the date of this Agreement), each of the Company Reports, (i) complied as to form in all material respects with the Law enforced or promulgated by the applicable Governmental or Regulatory Authority, including, in the case of forms, reports, schedules, registration statements, proxy statements, information statements and other documents (together with all amendments thereof and supplements thereto) subject to the requirements of the Securities Act of 1933, as amended, and the rules and regulations thereunder (the “Securities Act”), or the Exchange Act (as such documents have since the time of their filing been amended or supplemented, the “SEC Reports”), the requirements of the Securities Act or the Exchange Act, as the case may be, and (ii) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading; provided, however, that the foregoing representations in the first two sentences of this Section 3.5(a), insofar as such representations relate to Company Reports filed with any Governmental or Regulatory Authority other than the SEC, are made only (A) as to Company Reports with state and United States federal Governmental or Regulatory Authorities and (B) as to failures to comply with any of such representations where such failures, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect on the Company. The audited consolidated financial statements and unaudited interim consolidated financial statements (including, in each case, the notes and schedules, if any, thereto) included in the SEC Reports (the “Company Financial Statements”) complied as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC, were prepared in accordance with generally accepted accounting principles applied on a consistent basis during the periods involved (except as may be indicated therein or in the notes thereto and except with respect to unaudited statements as permitted by Form 10-Q of the SEC) and fairly presented (subject, in the case of the unaudited interim financial statements, to normal, recurring year-end audit adjustments) the consolidated financial position of the Company as at the respective dates thereof and the consolidated results of its operations, stockholders’ equity and cash flows for the respective periods then ended.

(b) The Company has established and maintains “disclosure controls and procedures” (as defined in Rules 13a-15(e) and 15d-15(e) promulgated under the Exchange Act) that are reasonably designed to ensure that material information (both financial and non-financial) relating to the Company and the Subsidiaries required to be disclosed by the Company in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that such information is accumulated and communicated to the Company’s principal executive officer and principal financial officer, or Persons performing similar functions, as appropriate to allow timely decisions regarding required disclosure and to make the certifications of the principal executive officer and the principal financial officer of the Company required by Section 302 of the Sarbanes-Oxley Act of 2002 (“SOXA”) with respect to such reports. For purposes of this Agreement, “principal executive officer” and “principal financial officer” shall have the meanings given to such terms in SOXA. Each of the principal executive officer of the Company and the principal financial officer of the Company (or each former principal executive officer of the Company and each former principal financial officer of the Company, as applicable) has made all certifications required by Sections 302 and 906 of SOXA and the rules and regulations promulgated thereunder with respect to the Company Reports and such certifications were accurate. The Company has prepared a plan intended to comply with the requirements of Section 404 of SOXA on the mandated compliance date, and is not aware of any reason why such plan will not so comply. To the Company’s knowledge, there is no fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal controls and procedures. Except as reflected in the Company Financial

Statements, neither the Company nor any Subsidiary is a party to any material off-balance sheet arrangements (as defined in Item 303 of Regulation S-K promulgated under the Exchange Act).

(c) The Company’s books and records and those of its Subsidiaries have been fully, properly and accurately maintained in all material respects, and there are no material inaccuracies or discrepancies of any kind contained or reflected therein.

(d) As used in this Section 3.5, the term “file” shall be broadly construed to include any manner in which a document or information is furnished, supplied or otherwise made available to the SEC.

3.6 Absence of Certain Changes or Events. Except as set forth in the Company Reports filed prior to the date of this Agreement, since December 31, 2004: (a) there has not been any change, event, occurrence, development or state of circumstances or facts which, individually or in the aggregate, has had or could reasonably be expected to have a Material Adverse Effect on the Company and (b) the Company and its Subsidiaries have each conducted its business only in the ordinary and usual course consistent with past practice.

3.7 Absence of Undisclosed Liabilities. Except for matters reflected or reserved against in the most recent balance sheet included in the Company Financial Statements, neither the Company nor its Subsidiaries, had at such date, nor have they incurred since that date, any liabilities (whether absolute, accrued, contingent, fixed or otherwise, or whether due or to become due) of any nature, except liabilities (i) which were incurred in the ordinary course of business consistent with past practice, or (ii) which, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on the Company.

3.8 Legal Proceedings. Except as specifically identified in the Company Reports filed prior to the date of this Agreement, (i) there are no actions, suits, arbitrations or proceedings pending or, to the knowledge of the Company, threatened against, relating to or affecting, nor to the knowledge of the Company are there any Governmental or Regulatory Authority investigations or audits pending or threatened against, relating to or affecting, the Company, its Subsidiaries or any of their respective assets and properties (and the Company is not aware of any facts or circumstances that could reasonably be expected to result in any such actions, suits, investigations, audits, arbitrations or proceedings) which, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect on the Company, and (ii) neither the Company nor its Subsidiaries is subject to any judgment, decree, injunction, agreement, memorandum of understanding, commitment, rule or order of or with any Governmental or Regulatory Authority which, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect on the Company. Neither the Company nor any of its Subsidiaries has received any written or purportedly official notice from, or, to the Company’s knowledge, been advised by, any Governmental or Regulatory Authority that such Governmental or Regulatory Authority is contemplating issuing or requesting (or is considering the appropriateness of issuing or requesting) any judgment, decree, injunction, agreement, memorandum of understanding, commitment, rule or order.

3.9 Information Supplied. None of the information included or incorporated by reference in the proxy statement relating to the Company Stockholders’ Meeting, as amended or supplemented from time to time (as so amended and supplemented, the “Proxy Statement”), and any other documents to be filed by the Company with the SEC or any other Governmental or Regulatory Authority in connection with the Merger and the other transactions contemplated hereby will, on the date of its filing or, in the case of the Proxy Statement, at the date it is mailed to stockholders of the Company and at the time of the Company Stockholders’ Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading or necessary to correct any statement in any earlier communication with respect to any solicitation of proxies for the Company Stockholders’ Meeting which shall have become false or misleading in any material respect, except that no representation is made by the Company with respect to information supplied in writing by or on behalf of Parent or Sub for inclusion therein and information incorporated by reference therein from documents filed by Parent or any of its Subsidiaries with the SEC. The Proxy Statement filed by the Company with the SEC under the Exchange Act relating to the Company Stockholders’ Meeting, and any other documents to be filed with the SEC in connection with the Merger, will comply as to form in all material respects with the Exchange Act.

3.10 Permits; Compliance with Laws and Orders. Each of the Company, its Subsidiaries and their respective officers and employees has all permits, licenses, authorizations, variances, exemptions, orders and approvals of, and has made all filings, applications and registrations with, all Governmental or Regulatory Authorities that are required in order to permit the Company and its Subsidiaries to own and operate their businesses as presently conducted or that are necessary for the lawful conduct of its business, except for failures to have such permits, licenses, authorizations, variances, exemptions, orders and approvals or make such filings, applications and registrations which, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on the Company (collectively, the “Company Permits”). All Company Permits are in full force and effect and, to the Company’s knowledge, no suspension or cancellation of any of them is threatened or reasonably likely. The Company, its Subsidiaries and their respective officers and employees are in compliance with the terms of the Company Permits, except for failures so to comply which, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on the Company. Except as disclosed in the Company Reports filed prior to the date of this Agreement, the Company and its Subsidiaries are not in violation of or default under any Law or Order of any Governmental or Regulatory Authority, except for such violations or defaults which, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on the Company. Neither the Company, nor any of its Subsidiaries has received a notification or communication from any Governmental or Regulatory Authority asserting that the Company, its Subsidiaries or any of their respective directors, officers or employees in their capacities as such is not in compliance with any of the Laws which such Governmental or Regulatory Authority enforces.

3.11 Compliance with Agreements; Certain Agreements.

(a) Neither the Company nor any of its Subsidiaries, nor, to the knowledge of the Company, any other party thereto, is in breach or violation of, or in default in the performance or observance of any term or provision of, and no event has occurred which, with notice or lapse of time or both, would reasonably be expected to result in a default under, (i) the charter or bylaws of the Company or its Subsidiaries or (ii) any Contract to which the Company or any of its Subsidiaries is a party or by which the Company, its Subsidiaries or any of their respective assets, business or operations may be bound or affected, or under which the Company, its Subsidiaries or their respective assets, business or operations receives benefits, except with respect to breaches, violations and defaults which, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on the Company. All such Contracts are in full force and effect, except to the extent they have previously expired in accordance with their terms, or except where such invalidity or unenforceability would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company.

(b) Except as set forth as an exhibit to the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2004 or any of the SEC Reports filed subsequently thereto, neither the Company nor any of its Subsidiaries is a party to, bound by or subject to any oral or written (i) consulting agreement providing for annual payments by the Company or its Subsidiaries in excess of $50,000, (ii) union or collective bargaining agreement, (iii) agreement with any officer or employee of the Company or its Subsidiaries the benefits of which are contingent or vest, or the terms of which are materially altered, upon the occurrence of a transaction involving the Company of the nature contemplated by this Agreement, (iv) agreement with respect to any director, officer or employee of the Company or its Subsidiaries providing any term of employment or compensation guarantee, (v) agreement or plan, including any stock option, stock appreciation right, restricted stock or stock purchase plan, any of the benefits of which will be increased, or the vesting of the benefits of which will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement, (vi) agreement that would restrict the ability of the Company or its Subsidiaries to compete in any business in any location, (vii) agreements concerning a partnership or joint venture, (viii) loan agreements, promissory notes, security agreements, deeds of trust and other agreements relating to indebtedness for borrowed money or deferred purchase price of property (other than trade payables arising in the ordinary course of business), (ix) agreement relating to business acquisitions or dispositions not yet consummated, including any separate Tax or indemnification agreements, and (x) Contract that is otherwise material to the Company; provided that any such Contract made in the ordinary course of business (other than those set forth in (i) through (ix) above) need not be set forth on Schedule 3.11(b)(x) of the Company Disclosure Schedule unless it is of the type specified in Item 601(b) (10)(ii) of the SEC’s Regulation S-K.

3.12 Taxes. For purposes of this Agreement, “Taxes” (including, with correlative meaning, the word “Tax”) shall include any and all federal, state, county, local, foreign or other taxes, charges, levies or other assessments imposed by any Governmental or Regulatory Authority, including all net income, alternative minimum, gross income, sales and use, ad valorem, transfer, gains, profits, excise, franchise, real and personal property, gross receipt, capital stock, business and occupation, disability, employment, payroll, license, estimated, stamp, mortgage or recording, custom duties, severance, withholding or other taxes, fees, or assessments, together with any interest and penalties on or additions to any such taxes. “Tax Returns” (including, with correlative meaning, “Tax Return”) shall mean federal, state, local and foreign returns, required to be filed with any Governmental or Regulatory Authority relating to Taxes. In addition:

(a) The Company and each of its Subsidiaries have filed all Tax Returns required to be filed by it, or requests for extensions to file such Tax Returns have been timely filed or granted and have not expired, and all such Tax Returns are complete and accurate in all material respects;

(b) The Company and each of its Subsidiaries have timely paid all Taxes shown as due on the Tax Returns referred to in Section 3.12(a);

(c) The Company and each of its Subsidiaries have withheld and timely paid to the applicable Governmental or Regulatory Authority with respect to their employees all federal and state income Taxes, Taxes pursuant to the Federal Insurance Contribution Act, Taxes pursuant to the Federal Unemployment Tax Act and other Taxes required to be withheld, except to the extent that failures to withhold and pay would not be reasonably expected to have a Material Adverse Effect on the Company;

(d) Neither the Company nor any of its Subsidiaries have any liability for any unpaid Taxes as of the date of the most recent Company Financial Statements which has not been accrued for, or reserved on, the such financial statements;

(e) No requests for waivers of the time to assess any Taxes against the Company or any of its Subsidiaries have been granted or are pending;

(f) No audits or other proceedings by any Governmental or Regulatory Authority are presently pending or, to the knowledge of the Company, threatened with regard to any Taxes or Tax Returns of the Company or its Subsidiaries;

(g) The Company has made available to Parent complete and accurate copies of all material Tax Returns for all years for which the applicable statute of limitations has not expired, and any amendments thereto, filed by or on behalf of the Company or its Subsidiaries;

(h) There are no material Liens for Taxes upon the assets of the Company or its Subsidiaries, other than Liens for current Taxes not yet due and payable and Liens for Taxes that are being contested in good faith by appropriate proceedings;

(i) Neither the Company nor any of its Subsidiaries is or has been a “United States Real Property Holding Corporation” within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code;

(j) For each taxable period during which the Company elected to be taxed as a “real estate investment trust” (a “REIT”) under the Code: (i) the Company and each of its Subsidiaries was in compliance with each of the requirements to qualify as a REIT under the Code; (ii) the Internal Revenue Service did not at any time revoke the REIT status of the Company and (iii) the Company did not terminate its election to be taxed as REIT for any taxable period beginning prior to January 1, 2003; and

(k) None of the Company nor any Subsidiary has engaged in any transactions that is the same as, or substantially similar to, transactions which is a “reportable transaction” for purposes of § 1.6011-4(b) (including without limitation any transaction which the IRS has determined to be a “listed transaction” for purposes of § 1.6011-4(b)(2)).

3.13 Employee Benefit Plans; ERISA.

(a) All Company Employee Benefit Plans (as defined below) are and have been established and administered in accordance with their terms in all material respects and are in compliance in all material respects with all applicable requirements of Law, including without limitation ERISA (as defined below) and the Code, and (ii) the Company has no liabilities or obligations with respect to any such Company Employee Benefit Plans, whether accrued, contingent or otherwise, nor to the knowledge of the Company are any such liabilities or obligations expected to be incurred other than contribution obligations and payment of benefits arising in the normal course under any Company Employee Benefit Plan. Schedule 3.13(a)(1) of the Company Disclosure Schedule contains a true and complete list of all Company Employee Benefit Plans and all ERISA Affiliates under which any current or former employee or director of the Company or any of its Subsidiaries has any right to benefits sponsored or maintained by the Company or any of its Subsidiaries. The execution of, and performance of the transactions contemplated in, this Agreement by the Company will not constitute an event under any Company Employee Benefit Plan that will or may result in any payment (whether of severance pay or otherwise), acceleration, forgiveness of indebtedness, vesting, distribution, increase in benefits or obligation to fund benefits with respect to any current or former employee or beneficiary thereof, or result in the payment to any employee of the Company or any of its Subsidiaries of an amount that will be an “excess parachute payment” (within the meaning of Section 280G(b)(1) of the Code). The only severance agreements or severance policies applicable to the Company are the agreements and policies set forth in Schedule 3.13(a)(3) of the Company Disclosure Schedule. Each Company Employee Benefit Plan and related trust intended to be qualified under Section 401(a) or 501(c)(9) of the Code has received (or has pending with the IRS a request for) a favorable determination, opinion or notification letter from the IRS or has remaining a remedial amendment period in which to apply for such a letter. To the knowledge of the Company, no event or circumstance has occurred that could reasonably be expected to cause the loss of such qualification, and no event has occurred and no condition exists that would subject the Company or any entities within common control (each, an ERISA Affiliate) (as defined by Sections 414(b), (c), (m), or (o) of the Code) to any material penalty, fine or Lien imposed by ERISA, the Code or other applicable Laws.

(b) As used herein:

(i) “Company Employee Benefit Plan” means any Plan entered into, established, maintained, sponsored, contributed to or required to be contributed to by the Company or any ERISA Affiliate for the benefit of the current or former employees or directors of the Company or any ERISA Affiliate and existing on the date of this Agreement or at any time subsequent thereto and on or prior to the Effective Time and, in the case of a Plan which is subject to the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations thereunder (“ERISA”), Section 412 of the Code or Title IV of ERISA, at any time during the five-year period immediately preceding the date of this Agreement.

(ii) “Plan” means any employment, bonus, incentive compensation, deferred compensation, long term incentive, pension, profit sharing, retirement, stock purchase, stock option, stock ownership, stock appreciation rights, phantom stock, leave of absence, layoff, vacation, day or dependent care, legal services, cafeteria, life, health, medical, accident, disability, workers’ compensation or other insurance, severance, separation, termination, change of control or other benefit plan, agreement, practice, policy, program, scheme or other arrangement, whether written or oral, including, but not limited to any “employee benefit plan” within the meaning of Section 3(3) of ERISA.

(iii) “ERISA Affiliate” means any Person that on or before the Effective Time is considered one employer with the Company under Section 4001 of ERISA or Section 414 of the Code.

(c) Complete and correct copies of the following documents have been made available to Parent: (i) all Company Employee Benefit Plans and any related trust agreements or insurance contracts, (ii) the most current summary plan descriptions, if applicable, of each Company Employee Benefit Plan, (iii) the most recent Form 5500 and schedules thereto for each Company Employee Benefit Plan subject to such reporting, (iv) the most recent determination of the Internal Revenue Service with respect to the qualified status of each Company Employee Benefit Plan or related trust that is intended to qualify under Section 401(a) or 501(c)(9) of the Code, (v) the most recent accountings with respect to each Company Employee Benefit Plan funded through a trust and (vi) the most recent actuarial report of the actuary of each Company Employee Benefit Plan with respect to which actuarial valuations are conducted.

(d) Neither the Company nor any ERISA Affiliate maintains or is obligated to provide benefits under any life, medical or health Plan (other than as an incidental benefit under a Plan qualified under Section 401(a) of the Code) which provides benefits to retirees or other terminated employees other than benefit continuation rights under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, or other similar state laws.

(e) Neither the Company, any ERISA Affiliate nor any other corporation or organization controlled by or under common control with any of the foregoing within the meaning of Section 4001 of ERISA has at any time sponsored, contributed to, or is/was obligated to contribute to, any “multiemployer plan,” as that term is defined in Section 4001 of ERISA or to any “multiple employer plan” as described in Section 413(c) of the Code, or sponsored or maintained a “pension plan”, as that term is defined in Section 3(2) or ERISA, as subject to Title IV of ERISA or Section 412 of the Code.

(f) All Company Employee Benefit Plans that permit participants to direct the investment of plan assets comply in all material respects with the requirements of ERISA Section 404(c).

(g) Except as disclosed in Section 3.13(h) of the Company Disclosure Schedule, neither the Company nor its Subsidiaries (or to the extent liability could reasonably accrue to the Company, its ERISA Affiliates) has announced a plan or legally binding commitment to create any additional Company Employee Benefit Plans or to amend or modify any existing Company Employee Benefit Plan, other than amendments required by Law or those that would not materially increase the costs under such Company Employee Benefit Plans.

(h) To the knowledge of the Company, no oral or written representation or communication with respect to any Company Employee Benefit Plan has been made to employees of the Company or its Subsidiaries prior to the date hereof which is not in accordance with the written or otherwise pre-existing terms and provisions of such plans.

(i) No condition, agreement or Plan provision limits the right of the Company or its affiliates to amend, cut back or terminate any Plan (except to the extent such limitation arises under ERISA or the Code) without further liability to the Company.

(j) No employer securities, employer real property or other employer property is included in the assets of any Company Employee Benefit Plan.

(k) All contributions required to be made under the terms of any Company Employee Benefit Plan have been timely made or accrued on the Company’s balance sheets.

(l) To the knowledge of the Company, as of the Effective Time, none of the participants in any of the Company’s nonqualified deferred compensation plans (as defined in Section 409A(d)(i) of the Code) or the Company has taken any action that, based on the guidance of provided in Notice 2005-1 may result in or is reasonably expected to result in a tax under Section 409(A)(a)(i)(B) of the Code.

(m) The Company has reasonably accrued for claims under any self-insured Company Employee Benefit Plans in a manner consistent with past practices.

(n) With respect to the Company Employee Benefit Plan: (i) no actions, suits, controversy, investigations, audits, arbitrations or proceedings are pending, or to the knowledge of the Company, threatened, (ii) to the knowledge of the Company, no facts or circumstances exist that could give rise to any such actions, suits, controversy, investigations, audits, arbitrations or proceedings, and (iii) no administrative investigations, audits or other administrative proceedings by the Department of Labor, the Pension Benefit Guaranty Corporation, the Internal Revenue Service or other Governmental or Regulatory Authority are pending, in progress or, to the knowledge of the Company, threatened.

3.14 Labor Matters. Neither the Company nor any of its Subsidiaries is a party to any collective bargaining agreement with any labor union, confederation or association and there are no discussions, negotiations, demands or proposals that are pending or, to the knowledge of the Company, threatened, or have been conducted or made with or by any labor union, confederation or association regarding organizational activities. Except as disclosed in the Company Reports filed prior to the date of this Agreement, there are no material controversies pending or, to the knowledge of the Company, threatened between the Company or its Subsidiaries and any representatives of their respective employees and, to the knowledge of the Company, there are no material organizational efforts presently being made involving any of the now unorganized employees of the Company or its Subsidiaries. There has been no work stoppage, strike, material dispute or other concerted action by employees of the Company or its Subsidiaries. The Company and its Subsidiaries have complied in all material respects with all applicable Laws relating to the employment of labor, including, without limitation, those relating to wages, hours, collective bargaining, discrimination, disability rights or benefits, affirmative action, workers’ compensation and employee benefits. There is no pending, or to the knowledge of the Company, threatened action, complaint, arbitration, proceeding or investigation against the Company or its Subsidiaries by or before (or, in the case of any threatened matter, that could be brought before) any court, governmental agency, administrative agency, board, commission or arbitrator brought by or on behalf of any prospective, current or former employees of the Company or its Subsidiaries which, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect on the Company.

3.15 Environmental Matters.

(a) The Company and each of its Subsidiaries is and has been in compliance, in all material respects, with all applicable Environmental, Health, and Safety Requirements.

(b) Without limiting the generality of the foregoing, the Company and each of its Subsidiaries has obtained and is in compliance with, in each case in all material respects, all permits, licenses and other authorizations that are required pursuant to Environmental, Health, and Safety Requirements in connection with the use or operations on any real property or with respect to its business except for such permits, licenses or other authorizations the failure of which to obtain would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company.

(c) Neither the Company nor any of its Subsidiaries has received any written notice, report or other information from any Governmental or Regulatory Authority regarding any actual or alleged material violation of Environmental, Health, and Safety Requirements, or any material liabilities or potential liabilities to any governmental authorities or third parties under any Environmental, Health, and Safety Requirements. Neither the Company nor any of its Subsidiaries is subject to any order, decree, injunction or Lien by any Governmental or Regulatory Authority or any claim, indemnity or other agreement with any third party relating to liability under any Environmental, Health, and Safety Requirements.

(d) To the Company’s knowledge, the properties currently owned, leased or operated by the Company and its Subsidiaries (including soils, groundwater, surface water, buildings or other structures) are not contaminated with any Hazardous Material in such a manner or concentration that the Company or any of its Subsidiaries would be required under any Environmental, Health and Safety Requirements to remedy the existence of such Hazardous Material. To the Company’s knowledge, the properties formerly owned, leased or operated by the Company and its Subsidiaries were not contaminated with Hazardous Material during the period of ownership or operation by the Company or its Subsidiaries in such a manner or concentration that the Company or any of its Subsidiaries would be required under any Environmental, Health and Safety Requirements to remedy the existence of such Hazardous Material. To the Company’s knowledge, neither it nor any of its Subsidiaries is, nor are they alleged to be, subject to liability for any Release of Hazardous Material on the property of any third party.

(e) For purposes of this Section 3.15, the following terms shall have the following meanings:

(i) “Environmental, Health, and Safety Requirements” means all federal, state, local and foreign statutes, laws (including principles or common law), regulations, ordinances, licenses, permits, approvals or restrictions concerning public health and safety, worker health and safety as it relates to exposure to Hazardous Materials, natural resources and pollution or protection of the environment, including without limitation, all those relating to the presence, use, production, generation, handling, transportation, treatment, storage, disposal, distribution, labeling, testing, processing, discharge, release, threatened release, control, or cleanup of any Hazardous Material, as such requirements are enacted and in effect on or prior to the Effective Time.

(ii) “Hazardous Material” means pollutants, contaminants, hazardous substances, hazardous waste, toxic substances, petroleum and petroleum constituents, PCBs, asbestos, radon radioactive materials and other compounds, elements, materials or substances in any form whatsoever regulated or restricted by or under applicable Environmental Health and Safety Requirements.

(iii) “Release” means the spilling, leaking, disposing, discharging, emitting, depositing, ejecting, leaching, escaping or any other release or threatened release, however defined, whether intentional or unintentional, of any Hazardous Material.

3.16 Company Real Property.

(a) The Company does not own any real property. Schedule 3.16 of the Company Disclosure Schedule identifies each parcel of real property leased by the Company or its Subsidiaries (the “Company Real Property”). The Company holds a valid tenant leasehold interest under a lease or sublease covering each property identified as leased to it under Schedule 3.16 of the Company Disclosure Schedule.

(b) The Company has made available to Parent a complete, correct and current copy of the leases relating to each parcel of real property identified as leased to it or any of its Subsidiaries (the “Company Leases”), including any modifications and supplements. The Company Leases are identified on Schedule 3.16 of the Company Disclosure Schedule. All of the Company Leases are in full force and effect. The Company or its Subsidiaries and, to the knowledge of the Company, all other parties to the Company Leases have, in all material respects, duly and timely performed their obligations and are not in default under the Company Leases. Neither the Company nor any of its Subsidiaries has given or received any notice of a material default under any of the Company Leases. No event has occurred or condition exists that, with the giving of notice, the passage of time, or both, would constitute a material default by the Company or its Subsidiaries or, to the knowledge of the Company, any other party under any of the Company Leases, and, to the knowledge of the Company, none of the Company Leases is subject to any impending cancellation.

(c) The use of the Company Real Property by the Company and its Subsidiaries in their business as presently and ordinarily conducted conforms with applicable zoning laws,

regulations and permits, except where the failure to conform would, individually or in the aggregate, not reasonably be expected to have a Material Adverse Effect on the Company. Neither the Company nor any of its Subsidiaries is obligated under or bound by any agreement, option, right of first refusal, purchase contract or other contractual right to sell or lease or dispose of any Company Real Property or any portions thereof to any third party.

3.17 Intellectual Property Rights. Schedule 3.17(a) of the Company Disclosure Schedule sets forth a true and complete list of all United States and foreign issued and applied for patents; registered trademarks, trade names, service marks and domain names; registered copyrights and applications for any of the foregoing therefore owned by the Company and its Subsidiaries. Schedule 3.17(b) of the Company Disclosure Schedule sets forth a true and complete list of all Intellectual Property (as defined below) licensed from third parties to the Company and its Subsidiaries (other than non-exclusive licenses of commercially available software). Schedule 3.17(c) of the Company Disclosure Schedule sets forth certain proprietary software owned by the Company and its Subsidiaries which is material to the business of the Company. The Company and its Subsidiaries are the owners of or have licenses to use all Intellectual Property that is material to the conduct of the business of the Company and its Subsidiaries, and with respect to Intellectual Property owned by the Company or its Subsidiaries is free and clear of all Liens. Neither the Company nor any of its Subsidiaries is in default (or with the giving of notice or lapse of time or both, would be in default) under any license to use such third-party Intellectual Property. To the Company’s knowledge, such Intellectual Property owned by the Company is not being infringed by any third party. Neither the Company nor any of its Subsidiaries is infringing any Intellectual Property of any third party, except for such defaults and infringements which, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on the Company. No material claim has been asserted and is pending by any Person challenging the use of any such Intellectual Property owned by the Company or the validity or effectiveness of any such Intellectual Property. For purposes of this Section, “Intellectual Property” means patents and patent rights, trademarks and trademark rights, trade names and trade name rights, service marks and service mark rights, service names and service name rights, copyrights and copyright rights, software, trade secrets, Internet domain names and other proprietary intellectual property rights and all pending applications for and registrations of any of the foregoing.

3.18 Insurance. Schedule 3.18 of the Company Disclosure Schedule contains a list of all insurance policies which are owned by the Company and its Subsidiaries and which name the Company or a Subsidiary as an insured, including without limitation, self-insurance programs and those which pertain to the assets, directors, officers, employees or operations of the Company or its Subsidiaries. All such insurance policies are in full force and effect, the Company and its Subsidiaries are not in default thereunder, and neither the Company nor any of its Subsidiaries has received notice of cancellation of any such insurance policies.

3.19 Affiliate Transactions. There are no contracts, commitments, agreements, arrangements or other transactions between the Company or its Subsidiaries, on the one hand, and any (i) present officer or director of the Company or any of their immediate family members (including their spouses) or (ii) affiliate of any such officer, director, family member or beneficial owner, on the other hand.

3.20 Vote Required. The affirmative vote of the holders of record of at least a majority of the outstanding Company Common Stock with respect to the adoption of this Agreement is the only vote of the holders of any class or series of the capital shares of the Company required to adopt this Agreement and approve the Merger and the other transactions contemplated hereby.

3.21 Opinion of Financial Advisor. The Company has received the opinion of the investment banking firm identified in Schedule 3.21 of the Company Disclosure Schedule, dated the date hereof and subject to the assumptions, limitations and qualifications set forth therein, to the effect that, as of the date hereof, the consideration to be received in the Merger by the stockholders of the Company is fair from a financial point of view to such stockholders of the Company. A true and complete copy of such opinion has been furnished (for information purposes only) to Parent.

3.22 Company Rights Agreement. Each right issued under the Company Rights Agreement is represented by the certificate representing the associated Company Common Stock and is not exercisable or transferable apart from the associated Company Common Stock. The Company has taken all necessary actions so that the Company Rights Agreement will not be applicable to this Agreement, the Merger and the other transactions contemplated hereby (including the Voting Agreement), and this Agreement, the Merger and the other transactions (including the Voting Agreement) contemplated hereby will not result in the ability of any Person to exercise any Company Rights under the Company Rights Agreement or enable or require the Company Rights to separate from the shares of Company Common Stock to which they are attached or to become distributable, unredeemable or exercisable.

3.23 Takeover Statutes. Assuming the accuracy of Parent’s representation in Section 4.8, no “fair price,” “moratorium,” “control share acquisition” or other similar anti-takeover statute or regulation enacted under the MGCL, DGCL or the federal laws in the United States applicable to the Company is applicable to the Merger, including any takeover provision in its organizational documents. The Company’s Board of Directors has approved this Agreement and declared the Merger advisable for purposes of Sections 3-601 et seq. of the MGCL.

3.24 Representations Regarding Mortgage Banking Business. To the extent that any matter is subject to a representation and warranty under this Section 3.24, that is the sole and exclusive representation and warranty made by the Company with respect to such matter in this Agreement and applies to the exclusion of any other representation and warranty to the extent that other representation and warranty could be construed to address the same matter.

(a) Definitions. For purposes of this Section 3.24, the following terms shall have the following meanings:

“Agency” means FHA, VA, FNMA, GNMA FHLMC, HUD or a State Agency, as applicable.

“Applicable Requirements” means and includes, as of the time of reference, with respect to the origination, insuring, purchase, sale, or filing of claims in connection with Residential Mortgage Loans all of the following: (A) all contractual obligations of the Company and its Subsidiaries or any Originator including but not limited to any Mortgage

Loan Document, (B) applicable Laws binding upon the Company or any of its Subsidiaries or any Originator (C) all other applicable requirements, handbooks, manuals and guidelines of the Company and its Subsidiaries and of each governmental agency, board, commission, instrumentality and other governmental or quasi-governmental body or office having jurisdiction, including, without limitation, those of any Investor, Agency or Insurer that insured or purchased the Residential Mortgage Loan and (D) all other applicable judicial and administrative judgments, orders, stipulations, awards, writs and injunctions.

“FHA” means Federal Housing Administration or any successor thereto.

“FHA Loans” means Residential Mortgage Loans which are insured or are eligible to be insured by FHA.

“FHLMC” means Federal Home Loan Mortgage Corporation or any successor thereto.

“FNMA” means Federal National Mortgage Association (now known as “Fannie Mae”) or any successor thereto.

“Foreclosure” means the process culminating in the acquisition of title to a Mortgaged Property in a foreclosure sale or by a deed in lieu of foreclosure or pursuant to any other comparable procedure allowed under Applicable Requirements.

“HUD” means United States Department of Housing and Urban Development or any successor thereto.

“Insurer” means (i) a Person who insures or guarantees all or any portion of the risk of loss on any Residential Mortgage Loan, including, without limitation any provider of PMI, standard hazard insurance, flood insurance, earthquake insurance or title insurance with respect to any Residential Mortgage Loan or related Mortgaged Property.

“Investor” means FHLMC, FNMA, GNMA or any other Person who owns or holds Mortgage Loans, or servicing rights related thereto, sold by the Company or any Subsidiary.

“Mortgage” means a mortgage, deed of trust or other security instrument that creates a lien on real property.

“Mortgage Loan” means any Residential Mortgage Loan, other than a Warehouse Loan that was originated or purchased and subsequently sold by the Company or its Subsidiaries, as applicable.

“Mortgage Loan Documents” means the documents relating to Residential Mortgage Loans required by Applicable Requirements to document and service the Residential Mortgage Loans, whether on hard copy, microfiche or its equivalent or in electronic format and, to the extent required by Applicable Requirements, credit and closing packages and disclosures.

“Mortgage Note” means, with respect to a Residential Mortgage Loan, a promissory note or notes, or other evidence of indebtedness, with respect to such Residential Mortgage Loan secured by a Mortgage or Mortgages, together with any assignment, reinstatement, extension, endorsement or modification thereof.

“Mortgaged Property” means the real property that secures a Mortgage Note and that is subject to a Mortgage.

“Mortgagor” means the obligor(s) on a Mortgage Note or owners of a Mortgage Property.

“Originator” means, with respect to any Residential Mortgage Loan, the entity or entities that (i) took the relevant Mortgagor’s loan application, (ii) processed the relevant Mortgagor’s loan application or (iii) closed and/or funded such Residential Mortgage Loan.

“PMI” means the default insurance provided by private mortgage insurance companies.

“Prior Servicer” means any party that was a servicer or subservicer of any Residential Mortgage Loan before the Company or any Subsidiary or the current Servicer, as applicable, became the servicer or subservicer of the Residential Mortgage Loan.

“Residential Mortgage Loan” means a Mortgage Loan or Warehouse Loan with respect to which the Mortgaged Property is Residential Property.

“Residential Property” means any Mortgaged Property, securing a Residential Mortgage Loan, consisting of a single parcel of real property with a detached single-family residence thereon, or a two- to four-family dwelling, a townhouse, or an individual condominium unit in a condominium, a cooperative unit, or an individual unit in a planned unit development.

“State Agency” means any state agency or other entity with authority to regulate the mortgage-related activities of the Company or any of its Subsidiaries or to determine the investment or servicing requirements with regard to mortgage loan origination, purchasing, servicing, master servicing or certificate administration performed by the Company or any of its Subsidiaries.

“VA” means the United States Department of Veteran Affairs and any successor thereto.

“VA Loans” means Residential Mortgage Loans which are guaranteed or are eligible to be guaranteed by the VA.

“Warehouse Loan” means a Residential Mortgage Loan evidenced by a Mortgage Note and secured by a Mortgage, that, as of the Effective Time, is owned by the Company.

(b) Lender and Servicer Qualifications.

(i) The Company or an appropriate Subsidiary (A) has at all relevant times been, and currently is qualified (1) by FHA as an approved mortgagee and servicer for FHA Loans, (2) by the VA as a lender and servicer for VA Loans, and (3) by FNMA and FHLMC as a seller/servicer of first mortgages; and (B) has at all relevant times held, and currently holds all other material Company Permits necessary to conduct its current mortgage banking business, and is in good standing under all applicable Laws.

(ii) The Company and its Subsidiaries have been and are in compliance in all material respects with all applicable Laws and Orders of any court or governmental authorities and Applicable Requirements applicable to it, its assets and its conduct of business, the breach of which would require the repurchase of a Mortgage Loan or result in the Company or a Subsidiary incurring a loss. The Company and its Subsidiaries have timely filed, or will have timely filed by the Closing Date, all material reports required by any Investor, Agency or Insurer or by any Applicable Requirements to be filed. To the knowledge of the Company, neither the Company nor its Subsidiaries have done or caused to be done, or have failed to do or omitted to be done, any act, the effect of which would operate to invalidate or materially impair (A) any approvals of the FHA, VA, FNMA or FHLMC, (B) any FHA insurance or commitment of the FHA to insure, (C) any VA guarantee or commitment of the VA to guarantee, (D) any private mortgage insurance or commitment of any private mortgage Insurer to insure, (E) any title insurance policy, (F) any hazard insurance policy, (G) any flood insurance policy, (H) any fidelity bond, direct surety bond, or errors and omissions insurance policy required by FNMA, FHA, FHLMC or VA or private mortgage insurers, or (I) any surety or guaranty agreement. No Agency, Investor or private mortgage Insurer has (i) claimed that the Company or any of its Subsidiaries has violated or has not complied with the applicable underwriting standards with respect to the Mortgage Loans sold by the Company or any Subsidiary to an Investor or Agency, or with respect to any sale of mortgage servicing rights to an Investor, or (ii) imposed restrictions on the activities (including commitment authority) of the Company or any Subsidiary.

(iii) To the knowledge of the Company, no Residential Mortgage Loans have been originated and/or serviced by the Company or any of its Subsidiaries in violation of any Applicable Requirements, the violation of which could reasonably result in the Company or any of its Subsidiaries incurring an aggregate loss for GAAP purposes in excess of the amount reserved by the Company as set forth in Schedule 3.24(b)(iii) of the Company Disclosure Schedules.

(c) Warehouse Loans and Mortgage Loans.

(i) Each Warehouse Loan conforms to the Applicable Requirements. Each Warehouse Loan was eligible, and each Warehouse Loan is eligible, for sale to, and insurance by, or pooling to collateralize securities issued or guaranteed by, the applicable Investor, Agency or Insurer. The Company and its Subsidiaries each have originated, underwritten, funded and serviced (as applicable) each Warehouse Loan in compliance with Applicable Requirements. Each Warehouse Loan (A) is evidenced by a Mortgage Note with such terms as are customary in the business; (B) is duly secured by a mortgage with such terms as are customary in the business and which grants the holder thereof either a first lien on the subject property (including any improvements thereon) with respect to Warehouse Loans originated as first mortgages, and with respect to Warehouse Loans originated as second mortgages, a second priority lien on the subject, and which constitutes a security interest that has been duly perfected and maintained (or is in the process of perfection in due course) and is in full force and effect and is insured by a title policy issued by a company acceptable to the applicable Agency or Investor to the extent required by the applicable Agency or Investor; (C) is accompanied by a hazard insurance policy covering improvements on the Mortgaged Property subject to such Mortgage, with a loss payee clause in favor of the Company or one of its Subsidiaries or the assignee of the Company one its Subsidiaries, which insurance policy or policies covers such risks as are customarily insured against in accordance with industry practice and in accordance with Investor or Agency requirements, and which includes flood insurance and/or special hazard insurance where either is required by an Investor or Agency or requested by the Mortgagor; and (D) is covered by an FHA insurance certificate, VA guaranty certificate, or policy of private mortgage insurance, if required by the terms of any agreement or any applicable Law. The Company and its Subsidiaries have complied in all material respects with all of their obligations under the insurance policies described in this clause (c) and the Company and its Subsidiaries have substantially complied with all applicable provisions of any such insurance or guaranty contract or policy and applicable Law, the insurance or guaranty is in full force and effect with respect to each such Warehouse Loan, and there is no default that would result in the revocation of any such insurance or guaranty. To the knowledge of the Company, no Warehouse Loans are in default.

(ii) As of the date the Company sold each Mortgage Loan, the Mortgage Loan conformed to the Applicable Requirements. As of the date the Company sold each Mortgage Loan, the Mortgage Loan was eligible for sale to, and insurance by, or pooling to collateralize securities issued or guaranteed by, the applicable Investor, Agency or Insurer. As of the date the Company sold each Mortgage Loan, the Company and its Subsidiaries each had originated, underwritten, funded and serviced (as applicable) the Mortgage Loan in compliance with Applicable Requirements. As of the date the Company sold each Mortgage Loan, the Mortgage Loan (A) was evidenced by a Mortgage Note with such terms as were customary in the business; (B) was duly secured by a mortgage with such terms as were customary in the business and which granted the holder thereof either a first lien on the subject property (including any improvements thereon) with respect to Mortgage Loans originated as first mortgages, and with respect to Mortgage Loans originated as second mortgages, a second priority lien on the subject, and which constituted a security interest that had been duly perfected and maintained (or was in the process of perfection in due course) and was in full force and effect and was insured by a title policy issued by a company acceptable to the applicable Agency or Investor to the extent required by the applicable Agency or Investor; (C) accompanied by a hazard insurance policy covering improvements on the Mortgaged Property subject to such Mortgage, with a loss payee clause in favor of the Company or one of its Subsidiaries or the assignee of the Company one its Subsidiaries, which insurance policy or policies covered such risks as were customarily insured against in accordance with industry practice and in accordance with Investor or Agency requirements, and which included flood insurance and/or special hazard insurance where either was required by an Investor or Agency or requested by the Mortgagor; and (D) covered by an FHA insurance certificate, VA guaranty certificate, or policy of private mortgage insurance, if required by the terms of any agreement or any applicable Law. As of the date the Company sold each Mortgage Loan, the Company and its Subsidiaries had complied in all material respects with all of their obligations under the insurance policies described in this clause (c). As of the date the Company sold each Mortgage Loan, the Company and its Subsidiaries had substantially complied with all applicable provisions of any such insurance or guaranty contract or policy and applicable Law, the insurance or guaranty was in full force and effect with respect to each such Mortgage Loan, and there was no default that would result in the revocation of any such insurance or guaranty.

(iii) To the knowledge of the Company, all Warehouse Loans are genuine, valid and legally binding obligations of the Mortgagor thereunder, have been duly executed by a Mortgagor of legal capacity and are enforceable in accordance with their respective terms, except as enforcement thereof may be limited by (A) bankruptcy, insolvency or other similar laws affecting the enforcement of creditors’ rights generally and by general principles of equity (whether applied in a proceeding in equity or at law), (B) applicable Laws requiring creditors to proceed against the collateral before pursuing the borrower, and (C) applicable Laws on deficiencies. Neither the operation of any of the terms of any Warehouse Loan, nor the exercise of any right thereunder, has rendered or will render the related Mortgage or Mortgage Note unenforceable, in whole or in part, or subject it to any right of rescission, setoff, counterclaim or defense, and no such right of rescission, setoff, counterclaim or defense has been asserted with respect thereto. The Mortgage Loan Documents for all the Warehouse Loans were in compliance in all material respects with Applicable Requirements upon origination of the underlying Warehouse Loan and are complete in all material respects.

(iv) As of the date the Company sold each Mortgage Loan, the Mortgage Loan was a genuine, valid and legally binding obligation of the Mortgagor thereunder, had been duly executed by a Mortgagor of legal capacity and was enforceable in accordance with its respective terms, except as enforcement thereof may be limited by (A) bankruptcy, insolvency or other similar laws affecting the enforcement of creditors’ rights generally and by general principles of equity (whether applied in a proceeding in equity or at law), (B) applicable Laws requiring creditors to proceed against the collateral before pursuing the borrower, and (C) applicable Laws on deficiencies. As of the date the Company sold each Mortgage Loan, neither the operation of any of the terms of any Mortgage Loan, nor the exercise of any right thereunder, had rendered or would render the related mortgage or Mortgage Note unenforceable, in whole or in part, or subject it to any right of rescission, setoff, counterclaim or defense, and no such right of rescission, setoff, counterclaim or defense had been asserted with respect thereto. Upon origination of the underlying Mortgage Loan, the Mortgage Loan Documents for all the Mortgage Loans were in compliance in all material respects with Applicable Requirements and were complete in all material respects.

(v) All Warehouse Loans are owned by the Company or its Subsidiaries and are free and clear of any Lien other than Liens in favor of the Company’s or such Subsidiary’s lender banks pursuant to financing arrangements. The Mortgages for such Warehouse Loans have been duly recorded or submitted for recordation in the appropriate filing office in the name of the Company or its Subsidiaries, as applicable, as mortgagee or, for loans registered through MERS, in the name of MERS. Neither the Company nor any of its Subsidiaries has, with respect to any such Warehouse Loan, released any security therefor, except upon receipt of Investor or Agency approval, or accepted prepayment of any such Warehouse Loan which has not been promptly applied to such Warehouse Loan in accordance with the terms thereof.

To the knowledge of the Company, there exists no physical damage to any Mortgaged Property securing any Warehouse Loan, which physical damage is not insured against in compliance with the Applicable Requirements or would cause any Warehouse Loan to become delinquent or adversely affect the value or marketability of any Warehouse Loan.

(vi) To the knowledge of the Company, (A) all monies received by the Company or an agent of the Company with respect to each of the Residential Mortgage Loans have been properly accounted for and applied, and (B) upon origination, all of the Residential Mortgage Loans were fully disbursed in accordance with applicable Law.

(vii) The Company has provided Parent with a copy of the internal policies and procedures of the Company and each of its Subsidiaries; and the Company and each of its Subsidiaries have complied and are in compliance with such practices and procedures in all material respects. All such practices and procedures and all form disclosures, notices, broker agreements, Mortgage Notes, Mortgages, instruments and agreements used in the business of the Company or any of its Subsidiaries comply in all material respects with all Applicable Requirements.

(d) No Recourse. Neither the Company nor any of its Subsidiaries is a party to (A) any Contract with (or otherwise obligated to) any Person, including an Investor, Agency or Insurer, to repurchase from any such Person any Warehouse Loan, Mortgaged Property or previously disposed Mortgage Loans; or (B) any Contract to reimburse, indemnify or hold harmless any Person or otherwise assume any Liability with respect to any loss suffered or incurred as a result of any default under or the Foreclosure or sale of any such Warehouse Loan, Mortgaged Property, or previously disposed Mortgage Loans except in either case where such recourse is based upon a breach by the Company or one of its Subsidiaries of a customary representation, warranty or undertaking.

3.25 Accuracy of Information. The statements with respect to the Company and its Subsidiaries contained in this Agreement, the Schedules (including the Company Disclosure Schedule), the Exhibits and any agreement, certificate or document executed and delivered by or on behalf of the Company or its Subsidiaries at the Closing, are as of the date hereof or thereof, and will be as of the Closing Date, true and correct in all material respects, and such statements and documents do not, or will not, knowingly omit any material fact necessary to make the statements made by the Company and its Subsidiaries contained therein, in light of the circumstances under which they were made, not misleading.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF PARENT AND SUB

Parent and Sub represent and warrant to the Company, as of the date of this Agreement and as of the Closing Date, as follows:

4.1 Organization and Qualification. Parent is a national banking association duly organized, validly existing and in good standing under the laws of the United States of America. Sub is a corporation duly incorporated, validly existing and in good standing under the laws of its jurisdiction of incorporation. Each of Parent and Sub has full corporate power and authority to conduct its business as and to the extent now conducted and to own, use and lease its assets and properties, except for such failures to have such power and authority which, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Parent and its Subsidiaries taken as a whole. Sub was formed solely for the purpose of engaging in the transactions contemplated by this Agreement, has engaged in no other business activities, has conducted its operations only as contemplated hereby and has no material liabilities.

4.2 Authority Relative to this Agreement. Each of Parent and Sub has the requisite corporate power and authority to enter into this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement by each of Parent and Sub and the consummation by each of Parent and Sub of the transactions contemplated hereby have been duly and validly approved by their respective Boards of Directors and by Parent in its capacity as the sole stockholder of Sub, and no other corporate proceedings on the part of either of Parent or Sub or their respective stockholders are necessary to authorize the execution, delivery and performance of this Agreement by Parent and Sub and the consummation by Parent and Sub of the Merger and the other transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by each of Parent and Sub and constitutes a legal, valid and binding obligation of each of Parent and Sub enforceable against each of Parent and Sub in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors’ rights generally and by general equitable principles (regardless of whether such enforceability is considered in a proceeding in equity or at law).

4.3 Non-Contravention; Approvals and Consents.

(a) The execution and delivery of this Agreement by each of Parent and Sub does not, and the performance by each of Parent and Sub of its obligations hereunder and the consummation of the transactions contemplated hereby will not, conflict with, result in a violation or breach of, constitute (with or without notice or lapse of time or both) a default under, result in or give to any Person any right of payment or reimbursement, termination, cancellation, modification or acceleration of, loss of a material benefit under or result in the creation or imposition of any Lien upon any of the assets or properties of Parent or any of its Subsidiaries under, any of the terms, conditions or provisions of (i) the certificates of incorporation or bylaws (or other comparable charter documents) of Parent or any of its Subsidiaries, or (ii) subject to the taking of the actions described in paragraph (b) of this Section 4.3, (x) any Laws or Orders of any Governmental or Regulatory Authority applicable to Parent or any of its Subsidiaries or any of their respective assets or properties, or (y) any Contracts to which Parent or any of its Subsidiaries is a party or by which Parent or any of its Subsidiaries or any of their respective assets or properties is bound, excluding from the foregoing clauses (x) and (y) conflicts, violations, breaches, defaults, rights of payment or reimbursement, terminations, cancellations, modifications, accelerations and creations and impositions of Liens which, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Parent and its Subsidiaries taken as a whole or the ability of Parent and Sub to consummate the transactions contemplated by this Agreement.

(b) Except for (i) the filing of a pre-merger notification report by Parent and Sub under, and any other actions required under, the HSR Act, (ii) the approvals listed on Schedule 3.4(b) (which approvals Parent has no reason to believe, as of the date hereof, there will be any impediment to obtaining), and (iii) the filing of the Articles of Merger and Certificate of Merger and other appropriate merger documents required by the MGCL and DGCL and appropriate documents with the relevant authorities of other states in which the Constituent Corporations are qualified to do business, no consent, approval or action of, filing with or notice to any Governmental or Regulatory Authority or other public or private third party by Parent is necessary or required under any of the terms, conditions or provisions of any Law or Order of any Governmental or Regulatory Authority applicable to Parent or any Contract to which Parent or any of its Subsidiaries is a party or by which Parent or any of its Subsidiaries or any of their respective assets or properties is bound for the execution and delivery of this Agreement by each of Parent and Sub, the performance by each of Parent and Sub of its obligations hereunder or the consummation of the transactions contemplated hereby, other than such consents, approvals, actions, filings and notices which the failure to make or obtain, as the case may be, individually or in the aggregate, would not be reasonably expected to have a Material Adverse Effect on Parent and its Subsidiaries taken as a whole.

4.4 Information Supplied. Neither the written information supplied, or to be supplied, by or on behalf of Parent or Sub for inclusion in the Proxy Statement or any other documents to be filed by Parent, Sub or the Company with the SEC or any other Governmental or Regulatory Authority in connection with the Merger and the other transactions contemplated hereby, will on the date of its filing or, in the case of the Proxy Statement, at the date it is mailed to stockholders of the Company and at the time of the Company Stockholders’ Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

4.5 Legal Proceedings. There are no actions, suits, controversies, arbitrations or proceedings pending or, to the knowledge of Parent or Sub, threatened against, relating to or affecting, nor to the knowledge of Parent or Sub are there any Governmental or Regulatory Authority investigations or audits pending or threatened against, relating to or affecting, Parent or any of its Subsidiaries or any of their respective assets and properties which, individually or in the aggregate, would reasonably be expected to have a material adverse effect on the ability of Parent and Sub to consummate the transactions contemplated by this Agreement and neither Parent nor any of its Subsidiaries is subject to any order or any Governmental or Regulatory Authority which, individually or in the aggregate, would reasonably be expected to have a material adverse effect on the ability of Parent and Sub to consummate the transactions contemplated by this Agreement.

4.6 Capitalization of Sub. The authorized capital stock of Sub consists of 1,000 common shares, $1.00 per share par value, 100 of which shares are validly issued and outstanding, fully paid and nonassessable, are owned by Parent free and clear of any and all Liens, and constitute all of the issued and outstanding shares of capital stock of Sub. On the date hereof Sub has, and at all times through the Effective Time, Sub will continue to have, no obligations or liabilities (whether absolute, accrued, contingent, fixed or otherwise, or whether due or to become due) of any nature except for nominal liabilities associated with Sub’s organization and liabilities arising under or in connection with this Agreement.

4.7 Adequacy of Funds. Parent has adequate financial resources to satisfy its monetary and other obligations under this Agreement.

4.8 “Interested Stockholder” Status. Prior to the execution of this Agreement, neither Parent, Sub nor, to their knowledge, any of their respective affiliates have become an interested stockholder for purposes of Section 203 of the DGCL or Sections 3-601 et seq. and Sections 3-701 et seq. of the MGCL.

4.9 Accuracy of Information. The statements with respect to Parent or Sub contained in this Agreement, the Schedules, the Exhibits and any agreement, certificate or document executed and delivered by or on behalf of Parent and Sub at the Closing, are as of the date hereof or thereof, and will be as of the Closing Date, true and correct in all material respects, and such statements and documents do not, or will not, knowingly omit any material fact necessary to make the statements made by Parent and Sub contained therein, in light of the circumstances under which they were made, not misleading.

ARTICLE V

COVENANTS OF THE COMPANY

5.1 Covenants of the Company. At all times from and after the date hereof until the Effective Time, the Company covenants and agrees as to itself and to its Subsidiaries that (except as set forth in the Company Disclosure Schedule or as expressly contemplated or permitted by this Agreement, or to the extent that Parent shall otherwise consent in writing):

(a) The Company and each of its Subsidiaries shall conduct its business only in, and neither the Company nor any of its Subsidiaries shall take any action except in, the ordinary and usual course consistent with past practice. The Company and each of its Subsidiaries shall use its commercially reasonable efforts to preserve intact its business organization, maintain its licenses, and to preserve the goodwill of any clients, co-investors, employees and others having business relationships with the Company and its Subsidiaries.

(b) Without limiting the generality of paragraph (a) of this Section 5.1, (i) the Company and each of its Subsidiaries shall use commercially reasonable efforts to preserve intact its present business organizations and reputations, to maintain its assets and properties in good working order and condition, ordinary wear and tear excepted, to maintain insurance on its tangible assets and businesses in such amounts and against such risks and losses as are currently in effect, to preserve its relationships with customers and suppliers and others having business dealings with them and to comply with all Laws and Orders of all Governmental or Regulatory Authorities applicable to its business, and (ii) the Company and each of its Subsidiaries shall not:

(i) amend or propose to amend its charter or bylaws (or other comparable charter documents);

(ii) (A) make, declare, set aside or pay any dividends on or in respect of, or declare or make any distributions on or in respect of any of its capital shares, except for the declaration and payment of dividends by a wholly-owned Subsidiary solely to its parent corporation, (B) split, combine, adjust, reclassify or take similar action with respect to any of its capital shares or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for its capital shares, (C) adopt a plan of complete or partial liquidation or resolutions providing for or authorizing such liquidation or a dissolution, merger, consolidation, restructuring, recapitalization or other reorganization, or (D) directly or indirectly redeem, repurchase or otherwise acquire any capital shares or any Option with respect thereto, except for repurchases in connection with the Company Option Plan that result from a participant’s use of Company Common Stock to exercise options or pay withholding taxes in connection with such exercise;

(iii) issue, deliver or sell, or authorize or propose the issuance, delivery or sale of, any of its capital shares or any securities convertible into or exercisable for any of its capital shares or any Option, warrants, calls or rights with respect thereto, other than (A) the issuance of Company Common Stock or share appreciation or similar rights, as the case may be, pursuant to Options outstanding on the date of this Agreement and in accordance with their present terms, (B) the issuance by a wholly owned Subsidiary of its capital shares to its parent corporation, or (C) the issuance of Company Rights pursuant to the Company Rights Agreement in accordance with the terms thereof, or modify or amend any right of any holder of outstanding capital shares or Options with respect thereto except as contemplated by this Agreement;

(iv) acquire (by merging or consolidating with, or by purchasing an equity interest in or a portion of the assets of, or by any other manner) any business or any corporation, partnership, association or other business organization or division thereof or otherwise acquire or agree to acquire any assets other than inventory and other assets to be sold or used in the ordinary course of business consistent with past practice;

(v) sell, lease, sell and leaseback, pledge, grant any security interest in or otherwise dispose of or encumber any of its assets or properties, other than (A) sales of inventory in the ordinary course of business consistent with past practice, and (B) to the extent disclosed in the Company Disclosure Schedule;

(vi) except to the extent required by applicable Law or Order make any tax election or settle or compromise any material income tax liability with any Governmental or Regulatory Authority;

(vii) (A) incur any indebtedness for borrowed money, except pursuant to the Company’s existing credit facilities in the ordinary course of business consistent with past practice, (B) enter into any new credit facility, or (C) settle, modify or forgive any indebtedness for borrowed money owed to the Company or any of its Subsidiaries in an amount greater than $100,000;

(viii) except for the vesting of all unvested Options, restricted stock and Restricted Stock Units as contemplated by Section 2.1(d) and except as may be required by applicable Law or to satisfy preexisting obligations existing on the date hereof and set forth in

Section 5.1(b)(viii) of the Company Disclosure Schedule, (A) enter into, establish, adopt, renew, terminate, amend, modify (including by way of interpretation) any Company Employee Benefit Plan or other agreement, arrangement, plan or policy between the Company or any of its Subsidiaries and one or more of its directors, officers or employees, including, without limitation, any employment, consulting, severance or similar agreement or any pension, retirement, stock option, stock purchase, savings, profit sharing, deferred compensation, consulting, bonus, group insurance or other employee benefit, incentive or welfare agreement, plan, arrangement or policy, (B) pay any benefit not required by any Company Employee Benefit Plan or other agreement, arrangement, plan or policy in effect as of the date hereof or take any action to accelerate the vesting or exercisability of stock options, restricted stock or other compensation or benefits payable thereunder or add any new participants to any non-qualified retirement plans, or (C) increase in any manner the compensation or employee benefits, including, without limitation, incentive or bonus payments, of any officer or director of the Company or, except for normal salary or wage increases in the ordinary course of business consistent with past practice, increase in any manner the compensation or employee benefits of any non-officer employee;

(ix) except in the ordinary course of business consistent with past practice, enter into any Contract or amend or modify any existing Contract, or engage in any new transaction outside the ordinary course of business consistent with past practice;

(x) make any capital expenditures or commitments for capital expenditures in excess of $50,000 for any one expenditure, or $100,000 in the aggregate, except for expenditures disclosed in the Company Disclosure Schedule;

(xi) settle or compromise any litigation (whether or not commenced prior to the date of this Agreement), other than settlements involving payments that are not individually or in the aggregate in excess of $100,000 and which are not reasonably likely to establish an adverse precedent or basis for subsequent settlements;

(xii) intentionally take any action that is intended or is reasonably likely to (A) result in any of the Company’s representations and warranties set forth in this Agreement being or becoming untrue in any material respect (excluding any materiality provisions relating thereto) at any time at or prior to the Effective Time, (B) result in any of the conditions to the Merger set forth in Article VII not being satisfied, or (C) result in a material violation of any provision of this Agreement (excluding any materiality provision relating thereto) except, in each case, as may be required by Law;

(xiii) make any change in the lines of business in which it participates or is engaged; or

(xiv) enter into any Contract, commitment or arrangement to do or engage in any of the foregoing.

(c) The Company shall promptly advise Parent of any change or event, including, without limitation, any complaint, investigation or hearing by any Governmental or Regulatory Authority (or communication indicating the same may be contemplated) or the institution or threat of litigation, known to the Company, which would reasonably be expected to have a Material Adverse Effect on the Company.

5.2 No Solicitations.

(a) Prior to the Effective Time, the Company agrees (a) that it shall not, and it shall cause its Subsidiaries and Representatives not to, initiate, solicit or encourage any inquiries or the making or implementation of any proposal or offer (including, without limitation, any proposal or offer to its stockholders) with respect to an Alternative Proposal, or engage in any negotiations concerning, or provide any confidential information or data to, have any discussions with, any Person or group relating to an Alternative Proposal or in connection therewith waive any provision of or amend the terms of the Company Rights Agreement; and (b) that it will immediately cease and cause to be terminated any existing activities, discussions or negotiations with any parties with respect to any of the foregoing; provided, however, that nothing contained in this Section 5.2 shall prohibit the Board of Directors of the Company from (i) authorizing a communication with any party that is limited to making such party aware of the provisions of this Section 5.2(a); (ii) furnishing information to (but only pursuant to a confidentiality agreement in customary form and having terms and conditions no less favorable to the Company than the Confidentiality Agreement; provided, however, that any such confidentiality agreement shall not restrict the parties thereto from making an Alternative Proposal) or entering into discussions or negotiations with any Person or group that makes an unsolicited bona fide written Alternative Proposal, if the Special Committee determines in good faith (after consulting with reputable outside financial advisors experienced in such matters including, without limitation, the current financial advisors of the Special Committee) that the failure to take such actions would result in violation of the Board of Directors’ fiduciary duties under applicable Law; and (iii) to the extent required, taking and disclosing to the Company’s stockholders a position contemplated by Rule 14d-9 or Rule 14e-2 promulgated under the Exchange Act with regard to an Alternative Proposal, or making any other disclosure to the Company’s stockholders if, in the good faith judgment of the Special Committee, after being advised by reputable outside counsel experienced in such matters (including, without limitation, DLA Piper), there is a reasonable basis to conclude that disclosure is required under applicable Law. The Company shall immediately notify Parent after: (i) receipt of an Alternative Proposal (including the terms of such Alternative Proposal and the identity of the Person making such Alternative Proposal), (ii) any request for information relating to the Company (including non-public information) or for access to the properties, books or records of the Company by any Person that has made an Alternative Proposal, or (iii) receipt of an amendment to a previously disclosed Alternative Proposal (including the terms of such amendment). The Company will keep Parent apprised of the status and details of such Alternative Proposal on a current basis.

(b) Neither the Company nor the Board of Directors of the Company nor the Special Committee shall withdraw or modify, or propose to withdraw or modify, in any manner adverse to Parent, the approval or recommendation of this Agreement or the Merger, or, except as contemplated by Section 5.2(a)(ii) above, propose publicly to approve or recommend an Alternative Proposal unless the Board of Directors determines that a Superior Proposal has been received and that in its good faith judgment (after receipt of advice from reputable outside legal counsel experienced in such matters, including without limitation DLA Piper) that the failure to take such action would more likely than not result in a breach of the Board of Directors’ fiduciary duties under applicable Law.

(c) For purposes of this Agreement, “Alternative Proposal” means any written inquiry, proposal or offer from any Person relating to any merger, consolidation or other business combination involving the Company or any of its Subsidiaries or any acquisition or similar transaction (including, without limitation, a tender or exchange offer) involving the purchase of (i) 20% or more of the assets of the Company and its Subsidiaries, if any, on a consolidated basis, or (ii) 20% or more of the outstanding Company Common Stock or the capital stock of any of its Subsidiaries. For purposes of this Agreement, “Superior Proposal” means any bona fide written Alternative Proposal (with the percentages included in the definition of Alternative Proposal replaced with 100% for purposes of this definition) that the Special Committee determines (after consultation with reputable outside financial advisors and legal counsel experienced in such matters, including without limitation the current financial and legal advisors to the Special Committee) in its good faith judgment, is more favorable from a financial point of view to the Company’s stockholders than the Merger (taking into account the likelihood of consummation of the proposed transaction on the terms set forth therein and all legal, financial (including the financing terms of any such proposal), regulatory and other aspects of such proposal and any other relevant factors permitted to be considered under applicable Law.

5.3 SEC Reports. The Company shall cause the forms, reports, schedules, statements and other documents required to be filed with the SEC by the Company between the date of this Agreement and the Effective Time to be prepared in all material respects in accordance with provisions set forth in Section 3.5(a) hereof.

ARTICLE VI

ADDITIONAL AGREEMENTS

6.1 Access to Information; Confidentiality. The Company shall, throughout the period from the date hereof to the Effective Time, (i) provide Parent and its Representatives with full access, upon reasonable prior notice and during normal business hours, to all officers, employees, agents and accountants of the Company and its Subsidiaries and their respective assets, properties, books and records, but only to the extent that such access does not unreasonably interfere with the business and operations of the Company and its Subsidiaries, and (ii) furnish promptly to Parent (x) a copy of each report, statement, schedule and other document filed or received by the Company and its Subsidiaries pursuant to the requirements of federal or state securities Laws and each material report, statement, schedule and other document filed with any other Governmental or Regulatory Authority, and (y) except as prohibited by Law, all other information and data (including, without limitation, copies of Contracts, Company Employee

Benefit Plans and other books and records) concerning the business and operations of the Company as Parent or any of such other Persons shall reasonably request. No investigation pursuant to this Section 6.1 or otherwise shall affect or modify any representation or warranty contained in this Agreement or any condition to the obligations of the parties hereto. Any such information or material obtained pursuant to this Section 6.1 shall be governed by the terms of the Confidentiality Agreement, dated as of May 24, 2005, between the Company and Parent, which Parent and Sub hereby adopt as binding on them as if they were a party to such agreement (the “Confidentiality Agreement”).

6.2 Preparation of Proxy Statement. The Company shall prepare and file with the SEC the Proxy Statement as soon as reasonably practicable after the date hereof, and shall use commercially reasonable efforts to have the Proxy Statement cleared by the SEC. If at any time prior to the Effective Time any event shall occur that should be set forth in an amendment of or a supplement to the Proxy Statement, the Company shall prepare and file with the SEC such amendment or supplement as soon thereafter as is reasonably practicable. Parent, Sub and the Company shall cooperate with each other in the preparation of the Proxy Statement, and the Company shall notify Parent of the receipt of any comments of the SEC with respect to the Proxy Statement and of any requests by the SEC for any amendment or supplement thereto or for additional information, and shall provide to Parent promptly copies of all correspondence between the Company or any Representative of the Company and the SEC with respect to the Proxy Statement. The Company shall give Parent and its counsel the opportunity to review and comment on the Proxy Statement and all responses to requests for additional information by and replies to comments of the SEC before their being filed with, or sent to, the SEC. Each of the Company, Parent and Sub agrees to use commercially reasonable efforts, after consultation with the other parties hereto, to respond promptly to all such comments of and requests by the SEC and to cause the Proxy Statement to be mailed to the holders of Company Common Stock entitled to vote at the Company Stockholders’ Meeting at the earliest practicable time.

6.3 Approval of Stockholders. The Company shall, through its Board of Directors, duly call, give notice of, convene and hold a meeting of its stockholders (the “Company Stockholders’ Meeting”) for the purpose of voting on the adoption of this Agreement and obtaining approval of adoption of this Agreement by the holders of at least a majority of the Company Common Stock entitled to vote thereon (the “Company Stockholders’ Approval”) as soon as reasonably practicable after the date hereof. Except as permitted by Section 5.2, the Company shall, through its Board of Directors, include in the Proxy Statement the recommendation of the Board of Directors (acting upon the recommendation of the Special Committee) that the stockholders of the Company adopt this Agreement and shall use commercially reasonable efforts to obtain such adoption.

6.4 Regulatory and Other Approvals. Subject to the terms and conditions of this Agreement and without limiting the provisions of Sections 6.2 and 6.3, each of the Company and Parent shall use commercially reasonable efforts to, as promptly as practicable, (a) obtain all consents, approvals or actions of, make all filings with and give all notices to Governmental or Regulatory Authorities or any other public or private third parties required of Parent, the Company or any of their Subsidiaries to consummate the Merger and the other transactions contemplated hereby, and (b) provide such other information and communications to such Governmental or Regulatory Authorities or other public or private third parties as the other party or such Governmental or Regulatory Authorities or other public or private third parties may reasonably request in connection therewith. In addition to and not in limitation of the foregoing, each of the parties will (x) take promptly all actions necessary to make the filings required of Parent and the Company or their Affiliates under the HSR Act, (y) comply at the earliest practicable date with any request for additional information received by such party or its Affiliates from the Federal Trade Commission (the “FTC”) or the Antitrust Division of the Department of Justice (the “Antitrust Division”) pursuant to the HSR Act, and (z) cooperate with the other party in connection with such party’s filings under the HSR Act and in connection with resolving any investigation or other inquiry concerning the Merger or the other transactions contemplated by this Agreement commenced by any of the FTC, the Antitrust Division or any state or state attorney general. Notwithstanding the foregoing, the Company shall not, without Parent’s prior written consent, commit to any divestiture transaction, and Parent shall not be required to divest or hold separate or otherwise take or commit to take any action that limits its freedom of action with respect to, or its ability to retain the Company, or any of the material businesses or assets of the Company or its Subsidiaries. Each of the Parties will have the right to review in advance, and to the extent practicable each will consult with the other, in each case subject to applicable Laws relating to the exchange of information, with respect to all written information submitted to any third party or any Governmental or Regulatory Authorities in connection with the foregoing required regulatory and other approvals. In exercising the foregoing right, each of the parties will act reasonably and as promptly as practicable.

6.5 Employee Matters.

(a) As soon as administratively practicable after the Effective Time (but in no event prior to July 1, 2006, unless otherwise determined by Parent), employees of the Company and its Subsidiaries shall be entitled to participate in the pension, retirement, severance, benefit, welfare, sick pay, vacation, fringe benefit and similar plans of Parent and its Affiliates on substantially the same terms and conditions applied to similarly situated employees of Parent and its Subsidiaries and until such time the Company Employee Benefit Plans (other than the Company Option Plan, the ESPP and other Plans providing equity or equity-based awards, and the other Company Employee Benefit Plans set forth on Schedule 6.5(a) of the Company Disclosure Schedules) shall remain in effect without any adverse amendment; provided, however, this covenant shall not prohibit changes in benefit plans as may be required by applicable Laws. For purposes of determining eligibility to participate in the pension, retirement, severance, benefit, welfare, sick pay, vacation, fringe benefit and similar plans of Parent and its Affiliates and the vesting (only to the extent that the plans specifically provide under its terms and conditions for the vesting of benefits) of benefits under such plans (but not for the accrual of benefits under defined benefit plans), Parent shall give effect to years of service with the Company or its Subsidiaries, as the case may be, to the same extent as such employees were entitled immediately prior to the Effective Time to credit for such service, as if such service had been with Parent or its Subsidiaries. No employee of the Surviving Corporation or its Subsidiaries who elects coverage under a Parent medical insurance plan shall be excluded from coverage under such plan (for such employee or any other covered Person) on the basis of a pre-existing condition that was covered under the Company’s medical insurance plans.

(b) To the extent permitted by applicable Law, the Company hereby agrees to provide to Parent the federal and state employment history and data related to the Company, as

Parent may reasonably request. The Company hereby agrees to complete such state unemployment documents and provide such data as is necessary to effectuate the transfer of unemployment history and unemployment rates in the respective states, as Parent may reasonably request.

(c) The Company shall make commercially reasonable efforts to take the actions listed in Section 6.5(c) of the Company Disclosure Schedule prior to the Effective Time.

6.6 Indemnification; Directors’ and Officers’ Insurance.

(a) From and after the Effective Time, Parent shall, and shall cause the Surviving Corporation to, indemnify, advance expenses to, and hold harmless the present and former officers and directors of the Company, in each case to the fullest extent permitted by Law and as provided for in the bylaws of the Company and individual indemnification agreements of the Company, in each case as in effect at the Effective Time, in respect of acts or omissions occurring prior to or at the Effective Time.

(b) With respect to acts or omissions occurring on or prior to the Effective Time, Parent and the Surviving Corporation shall, until the sixth anniversary of the Effective Time and for so long thereafter as any claim for insurance coverage asserted on or prior to such date has not been fully adjudicated, cause to be maintained in effect, at no cost to the beneficiaries thereof, to the extent available, the policies of directors’ and officers’ liability insurance maintained by the Company as of the date hereof or purchase “tail period” coverage for such six-year period to the extent that such insurance coverage can be maintained at an annual cost to the Surviving Corporation of not greater than 200% of the annual premium for the Company’s current insurance policies and, if such insurance coverage cannot be so purchased or maintained at such cost, providing as much of such insurance as can be so purchased or maintained at such cost.

(c) In the event the Surviving Corporation or any of its successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any Person, then, and in each such case, proper provisions shall be made so that the successors and assigns of the Surviving Corporation shall assume its obligations set forth in this Section 6.6.

6.7 Expenses. Except as set forth in Section 8.2, whether or not the Merger is consummated, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such costs and expenses. Parent shall pay the filing fee in connection with the Company’s and the Parent’s filings required under the HSR Act.

6.8 Sub. Prior to the Effective Time, Sub shall not conduct any business or make any investments other than as specifically contemplated by this Agreement and will not have any assets (other than a de minimis amount of cash paid to Sub for the issuance of its stock to Parent) or any material liabilities. Parent shall take all action necessary to cause Sub to perform its obligations under this Agreement and to consummate the Merger on the terms and conditions set forth in this Agreement.

6.9 Brokers or Finders. Each of Parent and the Company represents, as to itself and its Subsidiaries and Affiliates, that no agent, broker, investment banker, financial advisor or other firm or Person is or will be entitled to any broker’s or finder’s fee or any other commission or similar fee in connection with any of the transactions contemplated by this Agreement except the firms named on Schedule 6.9, whose fees and expenses will be paid by the Company in accordance with the Company’s agreements with each of such firms (descriptions of the fee provisions of which have been delivered to Parent), and, in the event that this Agreement is terminated prior to Closing, each of Parent and the Company shall indemnify and hold the other harmless from and against any and all claims, liabilities or obligations with respect to any other such fee or commission or expenses related thereto asserted by any Person on the basis of any act or statement alleged to have been made by such party or its Affiliate.

6.10 Conveyance Taxes. The Company and Parent shall cooperate in the preparation, execution and filing of all returns, questionnaires, applications or other documents regarding any real property transfer or gains, sales, use, transfer, value added, stock transfer and stamp taxes, any transfer, recording, registration and other fees, and any similar taxes which become payable in connection with the transactions contemplated by this Agreement that are required or permitted to be filed on or before the Effective Time.

6.11 Notice and Cure. Each of Parent and the Company will promptly notify the other of, and will use commercially reasonable efforts to cure before the Closing, any event, transaction or circumstance, as soon as practicable after it becomes known to such party, that causes or will cause any covenant or agreement of Parent or the Company under this Agreement to be breached or that renders or will render untrue any representation or warranty of Parent or the Company contained in this Agreement. Each of Parent and the Company also will promptly notify the other in writing of, and will use commercially reasonable efforts to cure before the Closing, any violation or breach, as soon as practicable after it becomes known to such party, of any representation, warranty, covenant or agreement made by Parent or the Company in this Agreement. No notice given pursuant to this Section 6.11 shall have any effect on the representations, warranties, covenants or agreements contained in this Agreement for purposes of determining satisfaction of any condition contained herein.

6.12 Fulfillment of Conditions. Subject to the terms and conditions of this Agreement, each of Parent and the Company will take or cause to be taken commercially reasonable steps necessary or desirable to satisfy each condition to the other’s obligations contained in this Agreement and to consummate and make effective the transactions contemplated by this Agreement, and neither Parent nor the Company will, nor will they permit any of their Subsidiaries to, take or fail to take any action that could be reasonably expected to result in the non-fulfillment of any such condition.

6.13 Delisting. Each of the parties agrees to cooperate with each other in taking, or causing to be taken, all actions necessary to delist the Company Common Stock from Nasdaq and terminate registration under the Exchange Act, provided that such delisting and termination shall not be effective until after the Effective Time.

ARTICLE VII

CONDITIONS

7.1 Conditions to Each Party’s Obligation to Effect the Merger. The respective obligation of each party to effect the Merger is subject to the fulfillment, at or prior to the Closing, of each of the following conditions:

(a) Stockholder Approval. The Company Stockholders’ Approval shall have been obtained.

(b) HSR Act. Any waiting period (and any extension thereof) applicable to the consummation of the Merger under the HSR Act shall have expired or been terminated.

(c) No Injunctions or Restraints. No Governmental or Regulatory Authority having proper jurisdiction shall have enacted, issued, promulgated, enforced or entered any Law or Order (whether temporary, preliminary or permanent) which is then in effect and has the effect of making illegal or otherwise restricting, preventing or prohibiting consummation of the Merger or the other transactions contemplated by this Agreement. No proceeding initiated by any Governmental or Regulatory Authority seeking an injunction restricting, preventing or prohibiting consummation of the Merger or the other transactions contemplated by this Agreement shall be pending.

(d) Governmental and Regulatory Approvals. Other than the filing of the Articles of Merger and Certificate of Merger provided for by Section 1.3, all consents, approvals and actions of, filings with and notices to any Governmental or Regulatory Authority, shall have been obtained, all in form and substance reasonably satisfactory to Parent and the Company.

7.2 Conditions to Obligation of Parent and Sub to Effect the Merger. The obligation of Parent and Sub to effect the Merger is further subject to the fulfillment, at or prior to the Closing, of each of the following additional conditions (all or any of which may be waived in whole or in part by Parent and Sub in their sole discretion):

(a) Representations and Warranties. The representations and warranties of the Company contained herein shall be true and correct without reference to any qualification as to materiality or Material Adverse Effect, such that the aggregate effect of any inaccuracies in such representations and warranties would not reasonably be expected to have a Material Adverse Effect on the Company, as of the date of this Agreement and as of the Closing Date, except that the accuracy of representations and warranties that by their terms speak as of a specified date will be determined as of such date. Parent shall have received a certificate signed on behalf of the Company by the chief executive officer or chief financial officer of the Company to such effect.

(b) Performance of Obligations. The Company shall have duly performed any covenants or obligations required to be performed by it under this Agreement at or prior to the Closing Date in all material respects, and Parent shall have received a certificate signed on behalf of the Company by the chief executive officer or the chief financial officer of the Company to such effect.

(c) No Injunctions or Restraints. No consent, approval, judgment, order, decree, statute, Law, ordinance, rule or regulation entered, enacted, promulgated, enforced or issued by any court or other Governmental or Regulatory Authority of competent jurisdiction or other legal restraint or prohibition shall be in effect (i) imposing or seeking to impose material limitations on the ability of Parent to acquire or hold or to exercise full rights of ownership of any securities of the Company; (ii) imposing or seeking to impose material limitations on the ability of Parent or its Affiliates to combine and operate the business and assets of the Company; (iii) imposing or seeking to impose other material sanctions, damages, or liabilities directly arising out of the Merger on Parent or any of its officers or directors; or (iv) requiring or seeking to require divestiture by Parent of any significant portion of the business, assets or property of the Company or of Parent or would otherwise have a Material Adverse Effect on the Company or the ability of Parent to operate the business of the Company and its Subsidiaries as presently conducted by the Company and its Subsidiaries.

(d) Company Third-Party Consents. The Company shall have obtained the consent or approval of each Person required under any Contract in order to consummate the transactions contemplated by this Agreement, except for those the failure of which to obtain, individually or in the aggregate, is not reasonably likely to have a Material Adverse Effect on the Surviving Corporation or the ability of Parent to operate the business of the Company and its Subsidiaries as presently conducted by the Company and its Subsidiaries.

(e) Non-Compete Agreements. The Non-Compete Agreements contemplated by this Agreement shall have been duly executed and delivered by all parties thereto and shall be in full force and effect as of the Effective Time.

(f) Employment Arrangements. The Employment Arrangements contemplated by this Agreement shall have been duly executed and delivered by all parties thereto and shall be shall be in full force and effect as of the Effective Time.

7.3 Conditions to Obligation of the Company to Effect the Merger. The obligation of the Company to effect the Merger is further subject to the fulfillment, at or prior to the Closing, of each of the following additional conditions (all or any of which may be waived in whole or in part by the Company in its sole discretion):

(a) Representations and Warranties. The representations and warranties made by Parent and Sub in this Agreement shall be true and correct without reference to any qualification as to materiality or Material Adverse Effect, such that the aggregate effect of any inaccuracies in such representations and warranties would not reasonably be expected to have a Material Adverse Effect on the Parent, as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date or, in the case of representations and warranties made as of a specified date earlier than the Closing Date, on and as of such earlier date, and Parent and Sub shall each have delivered to the Company a certificate, dated the Closing Date and executed in the name and on behalf of Parent by an officer of Parent and in the name and on behalf of Sub by an officer of Sub to such effect.

(b) Performance of Obligations. Parent and Sub shall have performed and complied with, in all material respects, each agreement, covenant and obligation required by this

Agreement to be so performed or complied with by Parent or Sub at or prior to the Closing, and Parent and Sub shall each have delivered to the Company a certificate, dated the Closing Date and executed in the name and on behalf of Parent by an officer of Parent and in the name and on behalf of Sub by an officer of Sub to such effect.

ARTICLE VIII

TERMINATION, AMENDMENT AND WAIVER

8.1 Termination. This Agreement may be terminated, and the transactions contemplated hereby may be abandoned, at any time prior to the Effective Time, whether prior to or after the Company Stockholders’ Approval:

(a) By mutual written agreement of the parties hereto duly authorized by action taken by or on behalf of their respective Boards of Directors;

(b) By either the Company or Parent upon written notification to the non-terminating party by the terminating party:

(i) at any time after February 15, 2006 if the Merger shall not have been consummated on or prior to such date and such failure to consummate the Merger is not caused by a breach of this Agreement by the terminating party;

(ii) if the Company Stockholders’ Approval shall not have been obtained after a duly held vote (the polls having been closed) has occurred at a meeting of such stockholders, or any adjournment thereof, called therefore;

(iii) if there has been a breach of any representation, warranty, covenant or agreement on the part of the non-terminating party set forth in this Agreement, which breach (A) would cause the conditions set forth in Section 7.2(a) or 7.2(b) (in the case of termination by Parent) or Section 7.3(a) or 7.3(b) (in the case of termination by the Company) to not be satisfied, and (ii) is not curable or, if curable, has not been cured within thirty (30) days following receipt by the non-terminating party of notice of such breach from the terminating party; or

(iv) if the approval of any Governmental or Regulatory Authority required for consummation of the Merger is denied by final, non-appealable action of such Governmental or Regulatory Authority; provided that the right to terminate this Agreement under this Section 8.1(b)(iv) shall not be available to any party whose failure to comply with any provision of this Agreement has been the cause of, or materially contributed to, such action, or if any court of competent jurisdiction or other competent Governmental or Regulatory Authority shall have issued a Law or Order making illegal or otherwise restricting, preventing or prohibiting the Merger or causing the condition set forth in Section 7.1(d) to be incapable of satisfaction and any such Order shall have become final and non-appealable; or

(c) By Parent if (at any time prior to obtaining the Company Stockholder Approval): (i) the Board of Directors of the Company or any committee thereof shall for any reason have withdrawn, amended or modified in a manner adverse to Parent its recommendation to the Company’s stockholders in favor of approval of the adoption of this Agreement; (ii) the Company shall have failed to include in the Proxy Statement the recommendation of the Board of Directors of the Company to the Company’s stockholders in favor of the approval of the adoption of this Agreement; (iii) the Board of Directors of the Company or any committee thereof shall have approved or publicly recommended any Alternative Proposal; or (iv) a tender or exchange offer relating to securities of the Company shall have been commenced by a Person unaffiliated with Parent, and the Company shall not have sent to its security holders pursuant to Rule 14e-2 promulgated under the Securities Act, within 10 Business Days after such tender or exchange offer is first published sent or given, a statement disclosing that the Company recommends rejection of such tender or exchange offer.

(d) By Parent if there shall have been a knowing breach of Section 5.2 of this Agreement.

8.2 Effect of Termination.

(a) If this Agreement is validly terminated by either the Company or Parent pursuant to Section 8.1, this Agreement will forthwith become null and void and there will be no liability or obligation on the part of either the Company or Parent (or any of their respective Representatives or Affiliates), except (i) that the provisions of the Confidentiality Agreement, Sections 6.7 and 6.9, this Section 8.2 and Article IX will continue to apply following any such termination, (ii) that, except as provided in Section 8.2(b), nothing contained herein shall relieve any party hereto from liability for willful breach of its representations, warranties, covenants or agreements contained in this Agreement and (iii) as provided in paragraph (b) below.

(b) If:

(i) Parent shall terminate this Agreement pursuant to Sections 8.1(c) or 8.1(d);

(ii) either Parent or the Company shall terminate this Agreement pursuant to Section 8.1(b)(ii) and prior to the Company Stockholders’ meeting but after the date hereof an Alternative Proposal shall have been made known to the Company (including any of its agents or Representatives) and communicated publicly or to any substantial number of stockholders of the Company or shall have been made directly to the stockholders of the Company by any Person, and in each case not subsequently withdrawn prior to the closing of the polls at the Company Stockholders’ Meeting, or any Person shall have publicly announced an intention (whether or not conditional) to make an Alternative Proposal, not subsequently withdrawn prior to the closing of the polls at the Company Stockholders’ Meeting; or

(iii) after the date hereof, an Alternative Proposal by any Person shall have been made known to the Company (including any of its agents or Representatives) and communicated publicly or to any substantial number of stockholders of the Company or shall have been made directly to the stockholders of the Company by any Person, and in each case not subsequently withdrawn prior to the closing of the polls at the Company Stockholders’ Meeting, or any Person shall have publicly announced an intention (whether or not conditional) to make an Alternative Proposal, not subsequently withdrawn prior to the closing of the polls at the

Company Stockholders’ Meeting, and thereafter this Agreement is terminated by Parent or the Company pursuant to Section 8.1(b)(i) or by Parent pursuant to Section 8.1(b)(iii) and the Company Stockholders’ Approval shall not theretofore have been obtained;

then in any case as described in clause (i), (ii) or (iii) the Company shall pay to Parent (by wire transfer of immediately available funds) (x) $2.5 million on the date of termination of this Agreement and (y) an additional $1 million if and not later than the date an Alternative Proposal is consummated involving the Company (other than the Merger), as long as such Alternative Proposal is consummated, or a definitive agreement providing for such Alternative Proposal is entered into, within 12 months after the date of termination of this Agreement; provided, however, that for the purpose of this clause (y), all references in the definition of Alternative Proposal to “20%” shall instead refer to “a majority.”

(c) The Company acknowledges that the agreements contained in this Section 8.2 are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, Parent would not enter into this Agreement. Accordingly, if the Company fails to pay timely any amount due pursuant to this Section 8.2 and, in order to obtain such payment, Parent commences a suit which results in a judgment against the Company for the amount payable to Parent pursuant to this Section 8.2, the Company shall pay to Parent its costs and expenses (including attorneys’ fees and expenses) in connection with such suit, together with interest on the amount so payable at the rate on six (6)-month United States Treasury obligations (as of the date such payment was required to be made pursuant to this Agreement) plus three percent (3%).

8.3 Amendment. This Agreement may be amended, supplemented or modified by action taken by or on behalf of the respective Boards of Directors of the parties hereto at any time prior to the Effective Time, whether prior to or after the Company Stockholders’ Approval shall have been obtained, but after such adoption and approval only to the extent permitted by applicable Law. No such amendment, supplement or modification shall be effective unless set forth in a written instrument duly executed by or on behalf of each party hereto.

8.4 Waiver. At any time prior to the Effective Time any party hereto, by action taken by or on behalf of its Board of Directors, may to the extent permitted by applicable Law (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (ii) waive any inaccuracies in the representations and warranties of the other parties hereto contained herein or in any document delivered pursuant hereto, or (iii) waive compliance with any of the covenants, agreements or conditions of the other parties hereto contained herein. No such extension or waiver shall be effective unless set forth in a written instrument duly executed by or on behalf of the party extending the time of performance or waiving any such inaccuracy or non-compliance. No waiver by any party of any term or condition of this Agreement, in any one or more instances, shall be deemed to be or construed as a waiver of the same or any other term or condition of this Agreement on any future occasion.

ARTICLE IX

GENERAL PROVISIONS

9.1 Survival of Representations, Warranties, Covenants and Agreements. The representations, warranties, covenants and agreements contained in this Agreement shall not survive the Merger but shall terminate at the Effective Time; provided, however, that this Section 9.1 shall not limit any covenant or agreement of the parties hereto, which by its terms contemplates performance after the Effective Time or the termination of this Agreement.

9.2 Notices. All notices, demands and other communications to be given or delivered under or by reason of the provisions of this Agreement will be in writing and will be deemed to have been given (i) when delivered if personally delivered by hand (with written confirmation of receipt), (ii) when received if sent by a nationally recognized overnight courier service (receipt requested), (iii) five Business Days after being mailed, if sent by first class mail, return receipt requested, or (iv) when receipt is acknowledged by an affirmative act of the party receiving notice, if sent by facsimile, telecopy or other electronic transmission device (provided that such an acknowledgement does not include an acknowledgment generated automatically by a facsimile or telecopy machine or other electronic transmission device). Notices, demands and communications to the parties will, unless another address is specified in writing, be sent to the address indicated below:

If to Parent or Sub, to:

c/o Wachovia Corporation

301 South College Street

Charlotte, North Carolina 28288-0602

Facsimile No.: 704-383-8121

Attn: Randy B. Robertson – Managing Director/Senior Vice President

with copies to:

Wachovia Corporation	Sullivan & Cromwell LLP
301 South College Street	125 Broad Street
Charlotte, North Carolina 28288-0630	New York, New York 10004-2498
Facsimile No.: 704-715-4496	Facsimile No.: 212-558-3588
Attn: Anthony R. Augliera	Attn: Mitchell S. Eitel
Senior Vice President

If to the Company, to:

AmNet Mortgage, Inc.

10421 Wateridge Circle, Suite 250

San Diego, CA 92121

Facsimile No.: 858-909-1299

Attn: John M. Robbins, Chief Executive Officer & Chairman

with a copy to:

DLA Piper Rudnick Gray Cary US LLP

4365 Executive Drive, Suite 1100	2000 University Avenue
San Diego, California 92121	East Palo Alto, California 94303
Facsimile No.: (858) 677-1477	Facsimile No.: 650-833-2001
Attn: Cameron Jay Rains / Christian Waage	Attn: Henry Lesser

9.3 Entire Agreement; Incorporation of Exhibits.

(a) This Agreement supersedes all prior discussions and agreements among the parties hereto with respect to the subject matter hereof and contains, together with the Confidentiality Agreement (which is expressly integrated herein and added to the terms hereof), the sole and entire agreement among the parties hereto with respect to the subject matter hereof.

(b) The Company Disclosure Schedule and any exhibit or schedule attached to this Agreement and referred to herein are hereby incorporated herein and made a part hereof for all purposes as if fully set forth herein.

9.4 Public Announcements. So long as this Agreement is in effect, Parent and the Company shall not, and shall not permit any of their respective Representatives to, issue or cause the publication of any press release or make any other public announcement with respect to the transactions contemplated by this Agreement without the consent of the other party, which consent shall not be unreasonably withheld, and provided that the time required to obtain such consent will not result in a violation of Law or the rules of any applicable securities exchange or national market system. Parent and the Company will cooperate with each other in the development and distribution of all press releases and other public announcements with respect to this Agreement and the transactions contemplated hereby, and will furnish the other with drafts of any such releases and announcements as far in advance as practicable.

9.5 No Third-Party Beneficiary. The terms and provisions of this Agreement are intended solely for the benefit of each party hereto and their respective successors or permitted assigns, and except as provided in Section 6.6 (which is intended to be for the benefit of the Persons entitled referred to therein, and may be enforced by any of such Persons), it is not the intention of the parties to confer third-party beneficiary rights upon any other Person.

9.6 No Assignment; Binding Effect. Neither this Agreement nor any right, interest or obligation hereunder may be assigned by any party hereto without the prior written consent of the other parties hereto and any attempt to do so will be void. Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of and be enforceable by the parties hereto and their respective successors and assigns.

9.7 Headings. The headings used in this Agreement have been inserted for convenience of reference only and do not define, modify or limit the provisions hereof.

9.8 Invalid Provisions. If any provision of this Agreement is held to be illegal, invalid or unenforceable under any present or future Law or Order, and if the rights or obligations of any party hereto under this Agreement will not be materially and adversely affected thereby, (i) such provision will be fully severable, (ii) this Agreement will be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part hereof, and (iii) the remaining provisions of this Agreement will remain in full force and effect and will not be affected by the illegal, invalid or unenforceable provision or by its severance herefrom.

9.9 Governing Law, Specific Performance and Venue. This Agreement shall be governed by, and construed in accordance with, the Laws of the State of Delaware (except to the extent to which, under the internal affairs doctrine as applied under Delaware Law, Maryland Law applies by reason of being the Law of the Company’s state of incorporation) without regard to any applicable principles of conflicts of law. Each party hereto irrevocably waives all right to trial by jury in any action, proceeding or counterclaim (whether based on contract, tort or otherwise) arising out of or relating to this agreement or the actions of such party in the negotiation, administration, performance and enforcement thereof. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement exclusively in The Chancery Court of the State of Delaware or any court of the United States located in the State of Delaware, this being in addition to any other remedy to which such party is entitled at law or in equity. In addition, each of the parties hereto irrevocably (i) consents to submit itself to the personal jurisdiction of The Chancery Court of the State of Delaware or any court of the United States located in the State of Delaware in the event any dispute arises out of this Agreement or any of the transactions contemplated by this Agreement, (ii) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, (iii) agrees that it will not bring any action relating to this Agreement or any of the transactions contemplated by this Agreement in any court other than The Chancery Court of the State of Delaware or any court of the United States located in the State of Delaware and (iv) consents to service being made through the notice procedures set forth in Section 9.2. Each of the Company, Parent and Merger Sub hereby agrees that service of any process, summons, notice or document by U.S. registered mail to the respective addresses set forth in Section 9.2 shall be effective service of process for any suit or proceeding in connection with this Agreement or the transactions contemplated hereby.

9.10 Enforcement of Agreement. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement was not performed in accordance with its specified terms or was otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of competent jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.

9.11 Certain Definitions. As used in this Agreement:

(a) “Affiliate,” as applied to any Person, shall mean any other Person directly or indirectly controlling, controlled by, or under common control with, that Person; for purposes of this definition, “control” (including, with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”), as applied to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of that Person, whether through the ownership of voting securities, by contract or otherwise;

(b) a Person will be deemed to “beneficially” own securities if such Person would be the beneficial owner of such securities under Rule 13d-3 under the Exchange Act, including securities which such Person has the right to acquire (whether such right is exercisable immediately or only after the passage of time);

(c) “Business Day” means a day other than Saturday, Sunday or any day on which banks located in the State of California or North Carolina are authorized or obligated to close;

(d) any reference to any event, change or effect being “material” on or with respect to an entity means such event, change or effect which is material to the business, properties, assets, liabilities, prospects, condition (financial or otherwise) or results of operations of such entity;

(e) “Material Adverse Effect” means, when used in connection with the Company (including the Company as the Surviving Corporation) or Parent, as the case may be, any state of facts, change, development, event, effect, condition or occurrence (including, without limitation, any breach of a representation or warranty contained herein by such party) that, individually or in the aggregate, is material and adverse to the business, assets, properties, condition (financial or otherwise) or results of operations of such party and its Subsidiaries, taken as a whole, or to the ability of the party to perform timely its obligations under this Agreement or to consummate the Merger or the other transactions contemplated by this Agreement on a timely basis; provided, however, that none of the following shall be deemed in and of themselves, either alone or in combination, to constitute, and none of the following shall be taken into account in determining whether there has been or will be, a Material Adverse Effect with respect to the Company or the Parent: (i) any adverse change, effect, event, occurrence, state of facts or development to the extent attributable to the execution of this Agreement, or the announcement or pendency of the Merger, provided that the affected party shall bear the burden of demonstrating the cause of such change, effect, event, occurrence, state of facts or development; (ii) any adverse change, event, circumstance or effect that results from changes attributable to conditions affecting the industry in which the Company or Parent participates (or any sector thereof), as the case may be, the United States economy as a whole, or foreign economies in any locations where the Company or Parent, as the case may be, has material operations or sales (which changes in each case do not disproportionately adversely affect the Company or Parent, as the case may be); or (iii) any adverse change, effect, event, occurrence, state of facts or development resulting from or relating to compliance with the terms of, or the taking of any action required by, this Agreement.

(f) “knowledge” or any similar formulation of “knowledge” shall mean, with respect to the Company, the personal knowledge of those facts that are actually known by any of the Company’s executive officers or that reasonably should have come to the attention of any of such executive officers given their office, title or responsibilities;

(g) “party” shall mean each of the Company, Parent and Sub (collectively, the “parties”);

(h) “Person” shall include individuals, corporations, partnerships, trusts, other entities and groups (which term shall include a “group” as such term is defined in Section 13(d)(3) of the Exchange Act);

(i) “Representatives” of any entity shall mean such entity’s directors, officers, employees, legal, investment banking and financial advisors, accountants and any other agents and representatives; and

(j) “Subsidiary” means, with respect to any party, (A) any corporation or other organization, whether incorporated or unincorporated, of which fifty percent (50%) or more of either the equity interests in, or the voting control of, such corporation or other organization is, directly or indirectly through Subsidiaries or otherwise, beneficially owned by such party, (B) in the case of partnerships, such party serves as a general partner, (C) in the case of a limited liability company, such party serves as a managing member, or (D) such party otherwise has the ability to elect the majority of the directors, trustees or managing members thereof.

9.12 Counterparts. This Agreement may be executed in any number of counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument.

IN WITNESS WHEREOF, each party hereto has caused this Agreement to be signed by its officer thereunto duly authorized as of the date first above written.

AMNET MORTGAGE, INC.

By:	/S/ JOHN M. ROBBINS

Name:	John M. Robbins

Title:	Chief Executive Officer & Chairman

And

By:	/S/ ROBERT A. GUNST

Name:	Robert A. Gunst

Title:	Chairman of Special Committee of the Board of Directors

WACHOVIA BANK, NATIONAL ASSOCIATION

By:	/S/ THOMAS J. WURTZ

Name:	Thomas J. Wurtz

Title:	Executive Vice President

PTI, INC.

By:	/S/ THOMAS J. WURTZ

Name:	Thomas J. Wurtz

Title:	Executive Vice President

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